AMENDED AND RESTATED
                         MULTICURRENCY REVOLVING CREDIT
                             AND TERM LOAN AGREEMENT




                          DATED AS OF OCTOBER 27, 1995



                                      AMONG
                              DYNATECH CORPORATION,
         EACH OF THE SUBSIDIARIES APPEARING ON THE SIGNATURE PAGE HERETO



                                       AND




                        THE FIRST NATIONAL BANK OF BOSTON

                        ABN AMRO BANK N.V., BOSTON BRANCH

                                MELLON BANK, N.A.

                                       AND

                       THE FIRST NATIONAL BANK OF BOSTON,
                             AS AGENT FOR THE BANKS

                                TABLE OF CONTENTS




SECTION 1. INTERPRETATION.                                                    1
1.1.    General Provisions Pertaining to Definitions.                         1

SECTION 2. THE LOAN.                                                         10
2.1.    Obligation to Make Advances.                                         10
2.2.    Termination of Total Commitment.                                     11
2.3.    Reduction or Termination by the Borrowers of Total Commitment.       11
2.4.    Reduction of Optional Currency Borrowings.                           11
2.5.    Fees.                                                                11
2.6.    Requests for Advances.                                               12
2.7.    Making the Advances.                                                 13
2.8.    Optional Currencies.                                                 14
2.9.    Interest Payable on the Loan, etc.                                   15
2.10.   Alternative Interest Rate.                                           17
2.11.   Loan Accounts; Notes.                                                17
2.12.   Repayments and Prepayments of the Loan.                              18
2.13.   Payments and Computations.                                           20
2.14.   Payments to be Free of Deductions.                                   21
2.15.   Additional Costs, Changes in Circumstances, Capital Adequacy, etc    21
2.16.   Indemnification for Losses.                                          23
2.17.   Sharing of Payments, Etc.                                            23
2.18.   Joint and Several Liability of the Borrowers.                        23

SECTION 2A    M/M RATE ADVANCES AND LOANS.                                   24
2A.1    Rate Quotations; M/M Rate Loan Requests.                             24
2A.2    Making of M/M Rate Advances.                                         24

SECTION 2B    LETTERS OF CREDIT AND BANKERS ACCEPTANCES.                     25
2B.1    Letter of Credit Commitments.                                        25
2B.1.1. Commitment to Issue Letters of Credit                                25
2B.1.2. Letter of Credit Applications                                        25
2B.1.3. Terms of Letters of Credit                                           25
2B.1.4. Reimbursement Obligations of Banks                                   25
2B.1.5. Participations of Banks                                              25
2B.2    Reimbursement Obligations of the Borrower.                           26
2B.3    Letter of Credit Payments.                                           26
2B.4    Obligations Absolute.                                                27
2B.5    Reliance by Issuer.                                                  27
2B.6    Letter of Credit Fee.                                                27
2B.7    Usage of Unused Commitment for Bankers Acceptances.                  28

SECTION 3    CONDITIONS OF LENDING.                                          28

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                                      -2-

3.1     Conditions to Closing.                                               29
3.2     Conditions to Making of each Advance and to the
          Conversion of Term Loans to or from Eurocurrency Loans             29

SECTION 4.    REPRESENTATIONS AND WARRANTIES.                                29
4.1.    Organization, Good Standing, Authority, etc.                         30
4.2.    Governmental Approvals.                                              30
4.3.    Subsidiaries.                                                        30
4.4.    Compliance with Other Instruments.                                   30
4.5.    Litigation.                                                          30
4.6.    No Adverse Contracts, Etc.                                           30
4.7.    Financial Statements.                                                30
4.8.    Changes.                                                             31
4.9.    Business.                                                            31
4.10.   Taxes.                                                               31
4.11.   Loan as Senior Indebtedness.                                         31
4.12.   No Defaults.                                                         31
4.13.   Regulation U.                                                        31
4.14.   Pension Plans.                                                       31
4.15.   Absence of Financing Statements.                                     32

SECTION 5.    CERTAIN AFFIRMATIVE COVENANTS.                                 32
5.1.    Current Ratio.                                                       32
5.2.    Tangible Net Worth.                                                  32
5.3.    Debt to Worth Ratio.                                                 32
5.4.    Fixed Charge Coverage.                                               32
5.5.    Punctual Payment.                                                    32
5.6.    Conduct of Business.                                                 32
5.7.    Taxes, etc.                                                          32
5.8.    Maintenance of Properties.                                           33
5.9.    Maintenance of Insurance.                                            33
5.10.   Records and Accounts.                                                33
5.11.   Financial Statements.                                                33
5.12.   Inspection.                                                          34
5.13.   Notice of Litigation.                                                34
5.14.   Further Assurances.                                                  34
5.15.   Domestic Material Subsidiaries as Borrowers.                         34
5.16.   Compliance with Laws, Licenses and Permits.                          35

SECTION 6.    CERTAIN NEGATIVE COVENANTS.                                    35
6.1.    Indebtedness.                                                        36
6.2.    Liens.                                                               37
6.3.    Investments.                                                         38
6.4.    Merger, Consolidation or Sale of Assets, Etc.                        38
6.5.    Sale and Lease-Back.                                                 38
6.6.    Change in Terms and Prepayment of Subordinated Indebtedness.         38
6.7.    Nature of Business.                                                  39
6.8.    Pension Plans.                                                       39

SECTION 7.    EVENTS OF DEFAULT; ACCELERATION.                               39

SECTION 8.    NOTICE AND WAIVERS OF DEFAULT.                                 41

8.1.    Notice of Default.                                                   41
8.2.    Waivers of Default.                                                  41


SECTION 9.    REMEDIES ON DEFAULT, ETC.                                      41
9.1.    Rights of Banks.                                                     41
9.2.    Set-off.                                                             41

SECTION 10.    THE AGENT.                                                    42

SECTION 11.    MISCELLANEOUS.                                                45
11.1.    Expenses.                                                           45
11.2.    Notices, etc.                                                       45
11.3.    Reliance, etc.                                                      46
11.4.    Captions.                                                           46
11.5.    Waiver, etc.                                                        46
11.6.    Benefit, Assignments, etc.                                          47
11.7.    Judgment Exchange Rate.                                             50
11.8.    Consent to Jurisdiction.                                            50
11.9.    No Marshalling.                                                     51
11.10.   Liabilities of Borrowers Not Affected.                              51
11.11.   Governing Law.                                                      52
11.12.   Counterparts.                                                       52
11.13.   Indemnification.                                                    52
11.14    Transitional Arrangements                                           52

SECTION 12.    GUARANTY.                                                     53
12.1     Guaranty of Payment and Performance                                 53
12.2     Guarantors' Agreement to Pay Enforcement Costs                      53
12.3     Waivers by Guarantors; Banks Freedom to Act                         53
12.4     Unenforceability of Obligations Against Borrowers                   54
12.5     Subrogation; Subordination                                          55
12.6     Security; Setoff                                                    55
12.7     Further Assurances                                                  55
12.8     Termination; Reinstatement                                          56

                                    SCHEDULES

Schedule 1    Existing Subsidiaries
      Schedule 2              Litigation
      Schedule 3              Liens
      Schedule 4              Sale & Lease-Back
      Schedule 5              Existing Material Subsidiaries
      Schedule 6.1(b)                Indebtedness


                                    EXHIBITS

      Exhibit A               Designated Sources
      Exhibit B               Form of Promissory Note
      Exhibit C               Form of Assignment and Acceptance

                              AMENDED AND RESTATED
             MULTICURRENCY REVOLVING CREDIT AND TERM LOAN AGREEMENT


        This AMENDED AND RESTATED MULTICURRENCY REVOLVING CREDIT AND TERM LOAN AGREEMENT is made as of October 27, 1995, by and among (a) DYNATECH CORPORATION ("Dynatech"), each of the Subsidiaries of Dynatech appearing on the signature pages hereto as a "Borrower") (Dynatech and such Subsidiaries are referred to collectively as the "Borrowers" and each individually as a "Borrower"), (b) each of the Subsidiaries of Dynatech appearing on the signature pages hereto as a "Guarantor" (such Subsidiaries are referred to collectively as the "Guarantors" and each individually as a "Guarantor"), (c) THE FIRST NATIONAL BANK OF BOSTON ("FNBB"), ABN AMRO BANK N.V., BOSTON BRANCH ("ABN AMRO"), MELLON BANK, N.A. ("Mellon") and any additional lenders who from time to time become parties hereto in accordance with Section 11.6 hereof (collectively, the "Banks"), and
(d) THE FIRST NATIONAL BANK OF BOSTON as agent for the Banks (the "Agent").

        WHEREAS, pursuant to a Multicurrency Revolving Credit and Term Loan Agreement dated as of December 31, 1990 (as amended from time to time, the "Original Credit Agreement") by and among the Borrowers, the Banks and the Agent, the Banks made available to the Borrower revolving credit loans for, among other things, general working capital purposes; and

        WHEREAS, the Borrowers, the Banks and the Agent wish to further amend the Original Credit Agreement in certain respects, including, but not limited to, including the Guarantors as parties to the Loan Documents (as hereinafter defined);

        NOW, THEREFORE, in consideration of the mutual promises and agreements of the parties which are set forth herein, the parties hereto agree that on the Closing Date (as hereinafter defined) the Original Credit Agreement shall be amended and restated in its entirety as set forth herein:

        SECTION 1.  INTERPRETATION.

     1.1. GENERAL PROVISIONS PERTAINING TO DEFINITIONS. For all purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires:

                (a) terms specifically defined in Section 1.2 hereof have the meanings therein assigned to them, and other terms defined elsewhere in this Agreement shall have the meanings therein assigned to them, and all such definitions shall be applicable to both the singular and plural forms of the terms defined;

                (b) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with accounting principles generally accepted in the United States of America applied on a consistent basis by the accounting entity to which they refer, and all terms not specifically defined herein or by generally accepted accounting principles and which are defined in the Uniform Commercial Code as in effect in the Commonwealth of Massachusetts have the meanings assigned to them therein, with the term "instrument" being that defined under Article 9 of the Uniform Commercial Code;

                (c) a reference to "Agreement" or "this Agreement" means this Agreement as originally executed, or if subsequently modified, amended or supplemented, as so modified, amended or supplemented and in effect at the time of reference thereto and a reference to any other document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Agreement;

                (d) the words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement, and the words "include", "includes" and "including" are not limiting; and

          (e) a reference to any law includes any amendment or modification to such law.

          1.2. TERMS DEFINED. Subject to the provisions of Section 1.1 hereof, the following terms shall have the respective meanings set forth below:

        "Advance" shall mean any advance made or to be made to any Borrower pursuant to Sections 2.1 or 2A.2 hereof.

        "Affiliate" shall mean any Person that would be considered to an an affiliate of a Borrower under Rule 144(a) of the Rules and Regulations of the Securities and Exchange Commission, as in effect on the date hereof, if such Borrower were issuing securities.

        "Agent" shall mean The First National Bank of Boston acting as agent for all the Banks.

        "Assignment and Acceptance" shall have the meaning assigned to such term in Section 11.6 hereof.

        "Bankers Acceptances" shall mean any drafts drawn or to be drawn upon any Bank which have been, or are to be accepted by, such Bank.

        "Base Rate" shall mean the rate of interest announced from time to time by the Agent at its head office in Boston as its Base Rate.

        "Base Rate Advance" shall mean any Advance denominated in Dollars upon which interest will accrue based on the Base Rate.

        "Base Rate Loan" shall mean the principal or a relevant portion of the principal amount outstanding from time to time after the Commitment Expiry Date denominated in Dollars upon which interest will accrue based on the Base Rate.

        "Borrower" and "Borrowers" shall have the meanings assigned to those terms in the preamble of this Agreement.

        "Borrowing" shall mean a borrowing hereunder by any Borrower consisting of Advances to such Borrower by any or all of the Banks.

        "Borrowing Date" shall mean, in relation to any Advance, the day on which that Advance is made or is to be made to a Borrower.

        "Business Day" shall mean a day on which banking institutions are open for business in Boston, Massachusetts, U.S.A. and Pittsburgh, Pennsylvania, U.S.A, and if the applicable Business Day relates to a Eurocurrency Advance, a day on which dealings in Dollars and in foreign currency and exchange can be carried on between banking institutions in the applicable Eurocurrency interbank market, and if any currency other than Dollars is involved, in the principal financial center of the country of such currency.

        "Closing Date" shall mean the first date on which the conditions set forth in Section 3 have been satisfied, any Advance is to be made or any Letter of Credit or Bankers' Acceptance is to be issued hereunder, and this Agreement becomes effective.

        "Commitment" shall mean for each Bank the amount of such Bank's Commitment Percentage of the aggregate principal amount of the Total Commitment, as such amount may be reduced from time to time pursuant to Sections 2.3 or 2.4 hereof.

          "Commitment Expiry Date" shall have the meaning assigned to that term in Section 2.2. hereof.

        "Commitment Fee" shall have the meaning specified in Section 2.5(a).

        "Commitment Percentage" shall mean the percentage figure set opposite a Bank's name in Section 2.1, in each case subject to change upon assignments permitted by Section 11.6 hereof.

        "Consolidated" shall mean as applied to any term used in this Agreement, the relevant figures for Dynatech and its Subsidiaries on a consolidated basis determined in accordance with generally accepted accounting principles after eliminating all intercompany items and minority interests.

        "Consolidated Assets" shall mean all assets of Dynatech and its Subsidiaries which should, in accordance with generally accepted accounting principles, be classified as assets.

        "Consolidated Current Assets" shall mean all assets of Dynatech and its Subsidiaries which should, in accordance with generally accepted accounting principles, be classified as current assets.

        "Consolidated   Current  Liabilities"  shall  mean  all  liabilities  of
Dynatech and its Subsidiaries which should, in accordance with generally accepted accounting principles, be classified as current liabilities.

        "Consolidated Gross Revenues" shall mean all revenues of Dynatech and its Subsidiaries which should, in accordance with generally accepted accounting principles consistently applied, be classified as revenues on the consolidated statement of income of Dynatech and its Subsidiaries, less any returns and allowances.

          "Consolidated Liabilities" shall mean all liabilities of Dynatech and its Subsidiaries properly accounted for as such in accordance with generally accepted accounting principles.

        "Consolidated Tangible Net Worth" shall mean an amount determined in accordance with generally accepted accounting principles by deducting Consolidated Liabilities from the book value of Consolidated Assets, excluding from such Consolidated Assets the net book value of leasehold improvements in excess of $1,000,000, good will, patents, franchises, trademarks, trade names, research and development expenses, any write-ups of assets subsequent to March 31, 1987 (except such write-ups as the Majority Banks may approve in writing) and all other intangible items.

          "Consolidated Working Capital" shall mean the excess of Consolidated Current Assets over Consolidated Current Liabilities.

          "Current Ratio" shall mean the ratio of Consolidated Current Assets to Consolidated Current Liabilities.

        "Debt Service" shall mean for any period of four (4) consecutive fiscal quarters of Dynatech and its Subsidiaries, the amount equal to the sum of (a) the obligations of Dynatech and its Subsidiaries for such period in respect of interest and fees payable on Indebtedness, plus (b) the rental obligations of Dynatech and its Subsidiaries for such period in respect of capitalized lease obligations, plus (c) the principal amount of all current maturities of long term Indebtedness payable during such period, but specifically excluding the principal amount of any Indebtedness of the Borrowers in respect of Advances made by the Banks under this Agreement from the date hereof up to and including the Commitment Expiry Date minus (d) the interest income of Dynatech and its Subsidiaries for such period determined in accordance with generally accepted accounting principles.

        "Debt to Worth Ratio" shall mean the ratio of  Consolidated  Liabilities
minus  Subordinated   Indebtedness  to  Consolidated  Tangible  Net  Worth  plus
Subordinated Indebtedness.

        "Default" shall have the meaning specified in Section 7.

        "Designated Funding Source" shall mean any branch, subsidiary or affiliate of, or other entity designated by, a Bank, whose identity is set forth by such Bank in Exhibit A attached hereto, and who may be caused by such Bank to fund a M/M Rate Advance pursuant to Section 2A.4 hereof. Any Bank may, from time to time, change its Designated Funding Source by notice given in accordance herewith.

        "Discount Rate" shall mean with respect to a draft at any time, the bid rate which is in effect at any Bank at such time for acceptance by such Bank of commercial drafts or bills eligible for discount with the Federal Reserve Bank of the district in which such Bank is located in the same denomination and having maturities on the same date as the maturity date of such draft.

          "Dollar(s)", "$", and "U.S.$" shall mean dollars of the United States of America.

        "Domestic  Material   Subsidiary"  shall  mean  a  Material   Subsidiary
organized under the laws of the United States of America or any State thereof.

     "Eligible Assignee" shall mean (a) any commercial bank or finance company organized under the laws of the United States, or any state thereof or the District of Columbia, and having total assets in excess of $1,000,000,000, (b) a savings and loan association or savings bank organized under the laws of the United States, or any state thereof or the District of Columbia, and having a net worth of at least $250,000,000 calculated in accordance with generally accepted accounting principles; (c) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the "OECD"), or a political subdivision of any such country, and having total assets in excess of $1,000,000,000, provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD; (d) the central bank of any country which is a member of the OECD; (e) any insurance company which has a Best's rating of B+ or higher and which can provide Loans in the amounts and at the various interest rates offered to the Borrowers under this Agreement and (f) if, but only if, any Event of Default has occurred and is continuing, any other bank, insurance company, commercial finance company or other financial institution approved by the Agent, such approval not be unreasonably withheld.

        "Environmental Laws" shall mean any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including without limitation, those arising under the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended, the Superfund Amendments and Reauthorization Act of 1986, the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, or any state or local statute, regulation, ordinance, order or decree relating to health, safety or the environment.

        "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended and in effect from time to time.

        "Eurocurrency Advance" shall mean any Advance denominated in an Optional Currency or in Dollars upon which interest will accrue based on the Eurocurrency Rate.

        "Eurocurrency Liabilities" shall have the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

        "Eurocurrency Loan" shall mean the principal or a relevant portion of the principal amount outstanding from time to time after the Commitment Expiry Date denominated in an Optional Currency or in Dollars upon which interest will accrue based on the Eurocurrency Rate.

        "Eurocurrency Offered Rate" shall mean, with respect to any Interest Period, the rate per annum determined by the Agent at or about 11:00 a.m. London time, on the Rate-Fixing Day with respect to the Interest Period in question, as being that rate at which deposits in Dollars, or in such Optional Currency in which the portion of the principal of the Eurocurrency Advances or, as the case may be, Eurocurrency Loans to be made, are offered to the Agent, by prime banks in whatever Eurocurrency interbank market may be selected by the Agent in its sole discretion, acting in good faith, at the time of determination and in accordance with the usual practice in such market, for delivery on the first day of the Interest Period in immediately available funds and having a maturity equal to such Interest Period in an amount equal (as nearly as may be) to the Eurocurrency Advances or Eurocurrency Loans to be outstanding for such Interest Period.

     "Eurocurrency Rate" shall mean, with respect to any Interest Period, the Eurocurrency Offered Rate.

        "Event(s) of Default" shall have the meaning specified in Section 7.

        "Final Repayment Date" shall mean the date specified as such in Section 2.12(a) hereof.

          "Foreign Material Subsidiary" shall mean a Material Subsidiary which is not a Domestic Material Subsidiary.

        "Guarantor" and "Guarantors" shall have the meanings assigned to those terms in the preamble of this Agreement.

        "Indebtedness" shall mean all obligations which in accordance with generally accepted accounting principles should be classified upon the obligor's balance sheet as liabilities, but in any event including all obligations to reimburse the issuer in respect of any letter of credit, and all guarantees, endorsements (other than endorsements for collection or deposit in the ordinary course of business) and other obligations in respect of Indebtedness of others.

        "Interest Payment Date" shall mean, with respect to Eurocurrency Advances, Eurocurrency Loans and M/M Rate Advances, the last day of any Interest Period or such other date as may be determined under Section 2.9(c) hereof, and with respect to Base Rate Advances and Base Rate Loans, any date when interest is due and payable as provided under Section 2.9(c) hereof.

        "Interest Period" shall mean, (a) with respect to each Eurocurrency Advance, as specified by the Borrower of such Advance in its notice of borrowing, the period commencing on the Borrowing Date and expiring 1, 3, 6, 9 or 12 months from the Borrowing Date of such Advance and (b) with respect to Eurocurrency Advances and Eurocurrency Loans as specified by the Borrower of such Advances or Term Loans in a written notice furnished to the Agent no later than 11:00 a.m. London time three (3) Business Days prior to the Rate-fixing Day with respect to such Eurocurrency Advance or Eurocurrency Loan, any successive periods of 1, 3, 6, 9 or 12 months commencing on the same day on which the next preceding Interest Period with respect to such Eurocurrency Advance or Eurocurrency Loan shall have expired; provided, however, that no Interest Period shall have an Interest Payment Date which occurs after the Final Repayment Date. If the Agent does not receive a notice of election for the duration of an Interest Period for a Eurocurrency Advance or a Eurocurrency Loan pursuant to clause (b) above within the specified time limit, the Borrower of such Advance or Term Loan shall be deemed to have elected to have such Eurocurrency Advance or Eurocurrency Loan converted to a Base Rate Advance or Eurocurrency Loan converted to a Base Rate Advance or, as appropriate, a Base Rate Loan on the applicable Interest Payment Date. If a Borrower has requested a Eurocurrency Advance or Eurocurrency Loan and does not elect otherwise, each Interest Period with respect to a Eurocurrency Advance or Eurocurrency Loan shall be three months. The number of days in each Interest Period and the particular day on which each Interest Period ends and the next begins shall be fixed by the Agent in accordance with the Agent's generally accepted practice in the applicable Eurocurrency interbank market. If any Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end and the next Interest Period shall commence on the next preceding or the next succeeding day which is a Business Day as determined conclusively by the Agent in accordance with the then current banking practice in the applicable Eurocurrency interbank market. The foregoing definition shall be applicable only to Eurocurrency Advances and Eurocurrency Loans.

        "Interest Period" shall mean (a) with respect to each Base Rate Advance, the period commencing on the Borrowing Date of such Advance and expiring on the date when the Base Rate Advance is repaid or, as the case may be, converted to a Eurocurrency Advance or M/M Rate Advance, and (b) with respect to each Base Rate Loan, the period commencing on the Commitment Expiry Date or, as the case may be, the date when a Eurocurrency Loan is converted to a Base Rate Loan and expiring on the date when such Base Rate Loan is repaid or, as the case may be, converted to a Eurocurrency Loan. The foregoing definition shall be applicable only to Base Rate Advances or Base Rate Loans.

        "Interest Period" shall mean with respect to M/M Rate Advances as specified by the Borrower of such Advances in its initial request for a M/M Rate Advance the period commencing on the Borrowing Date of such Advance and expiring not more than 180 days from the Borrowing Date and thereafter, as specified by the Borrower of such Advances in subsequent requests for M/M Rate Advances furnished to any Bank no later than the Interest Payment Date with respect to an Outstanding M/M Rate Advance in accordance with the time limitations and other provisions of Section 2A, any successive period of up to 180 days commencing on such Interest Payment Date; provided that no Interest Period shall have an Interest Payment Date which occurs after the Commitment Expiry Date. If any Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding day which is a Business Day as determined conclusively by the Agent. If such Bank does not receive such notice of election for a succeeding Interest Period with respect to an Outstanding M/M Rate Advance within such specified time limit, the Borrower of such Advance shall be deemed to have elected to have any such M/M Rate Advance converted to a Base Rate Advance or Base Rate Loan on the applicable Interest Payment Date. If a Borrower does not specify otherwise, each Interest Period with respect to a M/M Rate Advance or shall be the shorter of (a) 90 days or (b) the number of days from the start of such Interest Period to the Commitment Expiry Date. The foregoing definition shall be applicable only to M/M Rate Advances.

        "Investments" shall mean expenditures made and all liabilities incurred (contingently or otherwise) for the acquisition of stock or Indebtedness of, or for loans, advances, capital contributions or transfer of property (other than in the ordinary course of business) to any person, and all expenditures made in respect of any guarantees (or other commitments as described under Indebtedness), or obligations of any person other than as respects contributions of capital to companies that are Subsidiaries as of June 30, 1995.

       "Letter of Credit" shall have the meaning specified in Section 2B hereof.

        "Letter of Credit  Application"  shall  have the  meaning  specified  in
Section 2B hereof.

        "Letter of Credit  Participation"  shall have the meaning  specified  in
Section 2B hereof.

        "Leverage Fee" shall have the meaning specified in Section 2.5(b).

        "Loans" shall mean, collectively, the aggregate principal amount of all Advances or Term Loans, as the case may be, made or to be made by the Banks to the Borrowers upon the terms and subject to the conditions contained in this Agreement, and "Loan" means any one of the Advances or Term Loans.

        "Loan Account" shall have the meaning specified in Section 2.11 hereof.

     "Loan Documents" shall mean this Agreement, the Notes, the Letter of Credit Applications, the Letters of Credit and the Bankers' Acceptances.

        "Majority Banks" shall mean as of any date, a minimum of two (2) Banks whose Commitment Percentages aggregate at least 66% (whether or not the Commitments have been terminated).

        "Margin" shall mean the following percentage per annum: (a) with respect to Eurocurrency Advances and Eurocurrency Loans, one-half of one percent (1/2%) per annum and (b) with respect to Base Rate Advances and Base Rate Loans, zero percent (0%) per annum.

        "Material Subsidiary" shall mean any Subsidiary to which more than five percent (5%) of either (a) Consolidated Tangible Net Worth or (b) Consolidated Gross Revenues (not including intercompany transfers) is allocable. Existing Material Subsidiaries and the contribution of each such Material Subsidiary to consolidated Tangible Net Worth and Consolidated Gross Revenues as of June 30, 1995, are set forth on Schedule 5 hereto.

        "Maximum Drawing Amount" shall mean the maximum aggregate amount that the beneficiaries may at any time draw under outstanding Letters of Credit, as such aggregate amount may be reduced from time to time pursuant to the terms of the Letter of Credit.

        "M/M Rate Advance" shall mean any Advance denominated in Dollars upon which interest will accrue based on the Money Market Rate.

        "Money Market Rate" shall mean the fixed rate of interest quoted by any Bank on the first day of any Interest Period which rate such Bank is willing to charge with respect to a M/M Rate Advance to be made by such Bank during such Interest Period as specified pursuant to Section 2A.

        "Net Revenues Available for Debt Service" shall mean for any period of four (4) consecutive fiscal quarters of Dynatech and its Subsidiaries, the consolidated net income from operations, before taxes, of Dynatech and its Subsidiaries (excluding any items of income which, in accordance with generally accepted accounting principles consistently applied, should be classified as extraordinary items) after deducting therefrom all operating and maintenance expenses (including any items of expense which, in accordance with generally accepted accounting principles consistently applied, should be classified as extraordinary items), but before deducting interest and fees described in clause
(a) in the definition of Debt Service, depreciation and amortization.

        "Notes" shall have the meaning specified in Section 2.11(b) hereof.

     "Obligations" shall mean all indebtedness, obligations and liabilities of any of the Borrowers and their Subsidiaries to any of the Banks and the Agent, individually or collectively, existing on the date of this Agreement or arising thereafter, direct or indirect, joint or several, matured or unmatured, absolute or contingent, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Agreement or any of the other Loan Documents or in respect of any of the Loans made or the Reimbursement Obligations incurred or any of the Notes, Letter of Credit Applications, Letters of Credit, Bankers Acceptances or other instrument at any time evidencing any thereof.

        "Optional Currency" shall mean any currency which is freely convertible into Dollars and which is traded on any interbank currency deposits market in which any of the Banks customarily funds loans denominated in Optional Currencies.

        "Outstanding" when used with reference to the aggregate balance of Loans (whether Advances or Term Loans), shall mean and include, as at any date of determination, the unpaid principal thereof.

        "Person" shall mean any individual, corporation, partnership, trust, unincorporated association, business or other legal entity, and any government or any governmental agency or political subdivision thereof.

        "Rate-fixing Day" shall mean the second Business Day preceding the Business Day on which an Interest Period begins.

        "Register" shall have the meaning specified in Section 11.6 hereof.

        "Reimbursement Obligation" shall mean the Borrowers' obligation to reimburse the Agent and the Banks on account of any drawing under any Letter of Credit as provided in Section 2B.

        "Related Entity" shall mean any entity treated as a single employer with the Company pursuant to ss.414(b) or (c) of the Internal Revenue Code of 1986, as amended from time to time.

     "Repayment Dates" shall have the meaning specified in Section 2.12(a) hereof.

        "Reserve Charge" shall mean, for any Interest Period for any Eurocurrency Advance or Eurocurrency Loan, a rate determined on the second Business Day prior to the last day of such Interest Period in accordance with the following formula:

                                    (a) x 100
                                    ---------
                                      (1-b)

where a is the applicable Eurocurrency Offered Rate expressed as a decimal, and b is the maximum Reserve Rate for Eurocurrency Liabilities, expressed as a decimal, determined by the Agent to be the rate or weighted average rate which would be applicable to such Interest Period under Regulation D (or any successor or similar rule or regulation) of the Board of Governors of the Federal Reserve System (or any successor thereto); provided, however, that, notwithstanding the foregoing, the Reserve Charge applicable to each of the Banks shall in no event exceed such amounts which are actually incurred by such Bank and any participants in the Loans of such Bank to the extent that such amounts incurred by such participants do not exceed the amount that such Bank would have incurred had it not participated such Loans to such participants in connection with such Eurocurrency Advance or Eurocurrency Loan. If an Advance or Term Loan is not denominated in U.S. Dollars, the numerator of such fraction shall be the Eurocurrency Offered Rate that would have been in effect had such Advance or Term Loan been denominated in U.S. Dollars.

        "Reserve Rate" means the reserve rate for Eurocurrency Liabilities (expressed as a decimal) set forth in Regulation D of the Board of Governors of the Federal Reserve System (or any successor or similar regulation relating to such reserve requirements).

        "Subordinated Indebtedness" shall mean Indebtedness of any Borrower subordinated to the extent and in a manner satisfactory to the Majority Banks, as evidenced by their written consent thereto.

        "Subsidiary" shall mean any present or future corporation a majority of whose shares of stock of any class (however designated) having ordinary voting power for the election of a majority of the members of the board of directors or other governing body of such corporation (other than stock having such power only by reason of the happening of a contingency) shall at the time be owned by Dynatech or by one or more of Dynatech's Subsidiaries. Existing Subsidiaries, Dynatech's interest therein, and the place of incorporation are listed on
Schedule 1 hereto. A wholly-owned Subsidiary is a Subsidiary all of the capital stock of which, other than directors' qualifying shares, is owned directly or indirectly by Dynatech.

        "Term Loan" shall mean either a Base Rate Loan or a Eurocurrency Loan.

        "Total Commitment" shall mean the sum of the Commitments of each Bank set forth in Section 2.1, as such amount may be reduced from time to time pursuant to Section 2.3.

        "Total Loan" shall mean the aggregate amount of the Loans outstanding at the Commitment Expiry Date.

        "Uniform Customs" shall mean with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500 or any successor version thereto adopted by the Agent in the ordinary course of its business as a letter of credit issuer and in effect at the time of issuance of such Letter of Credit.

        "Unpaid   Reimbursement   Obligation"   shall  mean  any   Reimbursement
Obligation for which the Borrowers do not reimburse the Agent and the Banks on the date specified in, and in accordance with, Section 2B.

        "Voting Stock" shall mean stock or similar interests, of any class or classes (however designated), the holders of which are at the time entitled, as such holders, to vote for the election of a majority of the directors (or persons performing similar functions) of the corporation, association or other business entity involved, whether or not the right so to vote exists by reason of the happening of a contingency.

        SECTION 2.  THE LOAN.

     2.1. OBLIGATION TO MAKE ADVANCES. Each Bank severally agrees, on the terms and conditions of this Agreement, to make Advances, in Dollars and/or, subject to Section 2.8 hereof, in an Optional Currency, to the Borrowers from time to time from the date hereof to and including the Commitment Expiry Date in such sums as are requested by the Borrowers up to an aggregate principal amount outstanding (after giving effect to all amounts requested) at any one time equal to such Bank's Commitment minus such Bank's Commitment Percentage of the sum of the Maximum Drawing Amount and all Unpaid Reimbursement Obligations, provided that the sum of the outstanding amount of the Advances (after giving effect to all amounts requested) plus the Maximum Drawing Amount and all Unpaid Reimbursement Obligations shall not at any time exceed the Total Commitment.

        From and after the Closing Date, the respective amount of each Bank's initial Commitment and its Commitment Percentage shall be as follows:



                                                 Amount of            Commitment
Bank                                             Commitment           Percentage
                                                 ----------           ----------
FNBB ..............................             $35,000,000              50.000%

ABN AMRO ..........................             $17,500,000              25.000%

Mellon ............................             $17,500,000              25.000%

Total .............................             $70,000,000             100.000%

        2.2.  TERMINATION  OF  TOTAL  COMMITMENT.   The  Total  Commitment  will
terminate in full at 11:00 a.m., Boston time, on September 30, 1998 unless earlier terminated as provided in this Agreement ("Commitment Expiry Date").

        2.3. REDUCTION OR TERMINATION BY THE BORROWERS OF TOTAL COMMITMENT. Subject to the terms and conditions of this Agreement the Borrowers may, at any time on or prior to September 30, 1998, reduce by $500,000 or an integral multiple thereof or terminate entirely the unborrowed portion of the Total Commitment by Dynatech, on behalf of the Borrowers acting jointly, giving at least ten (10) Business Days' prior written notice thereof to the Agent, whereupon the Commitments of the Banks shall be reduced pro rata in accordance with their respective Commitment Percentages of the amount specified in such notice or, as the case may be, terminated. Promptly after receiving any such notice delivered pursuant to this Section 2.3, the Agent will notify the Banks of the substance thereof. Upon the effective date of any reduction or termination, the Borrowers jointly and severally agree to pay to the Agent for the accounts of the Banks ratably in accordance with their respective Commitment Percentages such amount as will reduce the unpaid principal balance of the Loans to an amount not in excess of the desired reduced amount of the Total Commitment and the full amount of any Commitment Fee then accrued on the amount of the reduction. If, pursuant to this Section 2.3, any reduction of the Total
Commitment shall occur at any time while M/M Rate Advances by any Bank are outstanding, as a result of which the Outstanding Loans of any Bank exceeds such Bank's Commitment Percentage of the then Outstanding Loans of all the Banks, then the Borrowers of such M/M Rate Advances shall convert such M/M Rate Advances to Base Rate Advances and each other Bank shall purchase participations in the Advances made as a result of such conversion all in accordance with
Section 2.9(a) hereof such that at the date of any reduction of the Total Commitment hereunder each Bank shall share in the principal amount of the Loans then outstanding according to their respective Commitment Percentages. Notwithstanding anything to the contrary in this Section 2.3, the effective date of any such reduction or termination shall be on and as of an Interest Payment Date, unless no payment is required to be made pursuant to the third sentence of this Section 2.3, or unless any such payment is made in respect of a Base Rate Advance, in which case the effective date of such reduction or termination shall be on and as of the date specified in the written notice provided to the Agent by the Borrowers.

     2.4. REDUCTION OF OPTIONAL CURRENCY BORROWINGS. The principal amount available to the Borrowers in Optional Currencies pursuant to Section 2.8(a) hereof shall be reduced pro rata by any amount by which the Total Commitment is reduced under Section 2.3 hereof.

        2.5.  FEES.

                (a) The Borrowers jointly and severally agree to pay to the Agent for the accounts of the Banks a commitment fee (the "Commitment Fee") on the average daily amount during each calendar quarter or portion thereof from the date hereof to the Commitment Expiry Date (or to the date of termination in full of the Total Commitment if earlier) by which the Total Commitment minus the sum of the Maximum Drawing Amount and all Unpaid Reimbursement Obligations exceeds the aggregate outstanding and unpaid Advances (such amount is referred to as the "Excess Amount"). The portion of the aggregate Commitment Fee payable to each Bank shall be determined on the basis of a fraction, the numerator of which is the unused portion of such Bank's Commitment and the denominator of which is the Excess Amount (such Bank's "Excess Amount Fraction"). The Commitment Fee payable to each Bank shall be equal to such Bank's Excess Amount Fraction of one-quarter of one percent (1/4%) per annum of the Excess Amount. The Commitment Fee shall be payable quarterly in arrears on the first day of each calendar quarter for the immediately preceding calendar quarter commencing on the first such date following the date hereof, with a final payment on the Commitment Expiry Date (or on the date of termination in full of the Total Commitment, if earlier).

                (b) The Borrowers jointly and severally agree to pay to the Agent for the accounts of the Banks on the forty-fifth day of each fiscal quarter of Dynatech a leverage fee (the "Leverage Fee") in an amount equal to a percentage per annum of (x) prior to the Commitment Expiry Date, the Total Commitment and (y) after the Commitment Expiry Date, the Total Loans (as reduced from time to time pursuant to the terms hereof), determined as follows:

                         (i) If the Debt to Worth  Ratio  for the most  recently
                ended fiscal quarter of Dynatech is less than 2.1 to 1, the percentage shall be 0;

                         (ii) if the Debt to Worth  Ratio for the most  recently
                ended fiscal quarter of Dynatech is at least 2.1 to 1 but less than 2.25 to 1, the percentage shall be twelve one hundredths of one percent (.0012);

                         (iii) if the Debt to Worth Ratio for the most  recently
                ended fiscal quarter of Dynatech is at least 2.25 to 1 but less than 2.4 to 1, the percentage shall be one quarter of one percent (.0025); and

                         (iv) if the Debt to Worth  Ratio for the most  recently
                ended fiscal quarter is 2.4 to 1 or greater, the percentage shall be one half of one percent (.0050).

        The portion of the aggregate Leverage Fee payable to each Bank shall be equal to such Bank's Commitment Percentage of the aggregate Leverage Fee.

        2.6.  REQUESTS FOR ADVANCES.

                (a) Subject to the terms and conditions of this Agreement, a Borrower may obtain Base Rate Advances or M/M Rate Advances in the principal amount of $1,000,000 or some greater integral multiple of $100,000, and Eurocurrency Advances in the approximate principal amount of $1,000,000 or some greater integral multiple of $100,000, or the equivalent thereof in an Optional Currency from the Banks from time to time from and after the date hereof, but not after the Commitment Expiry Date. Each Borrowing shall consist of Advances of the same type and in the same currency made to the Borrower of such Advances on the same day by the Banks ratably (except as otherwise expressly permitted in Sections 2.8(a) and 2A hereof).

                (b) Whenever a Borrower desires and is entitled hereunder to receive any Advance, such Borrower and Dynatech shall provide notice of the proposed Borrowing to the Agent in writing or by telephone confirmed immediately in writing by such Borrower and Dynatech, and the Agent shall promptly notify each of the Banks thereof, in the case of a Base Rate Advance not later than 10:00 a.m., Boston time, on the Business Day immediately preceding the Borrowing Date; and in the case of a Eurocurrency Advance not later than 11:00 a.m., London time, three (3) Business Days prior to the Rate-fixing Day with respect to such Advance. In the case of a M/M Rate Advance, the Borrower of such Advance and Dynatech shall notify the Banks in accordance with Section 2A hereof. All such notices shall specify (i) the Borrowing Date (which must be a Business Day) and the amount of such Advance, stated either in Dollars or, subject to ss.2.8 hereof, in an Optional Currency, (ii) with respect to a Eurocurrency Advance or a M/M Rate Advance, the initial Interest Period of such Advance, and (iii) the applicable Borrower's bank account to which payment of the proceeds thereof is to be made.

                (c) Each Advance shall mature and become due and payable in full on the last day of each Interest Period for such Advance (whether such Interest Period commenced upon an initial borrowing or upon any conversion or continuation pursuant to Sections 2.8 and 2.9). Notwithstanding the foregoing, at such maturity the Borrower of such Advance shall be entitled to reborrow an amount equal to the principal amount of such maturing Advance as a new Advance of a different type by conversion, or of the same type by continuation, for an additional Interest Period pursuant to Sections 2.8 and 2.9, subject to all of the conditions precedent set forth in Section 3.2. The provisions of this paragraph (c) of Section 2.6 apply only to the repayment and reborrowing of Advances which do not result in a decrease or increase in the aggregate principal amount of Loans at the time outstanding. Repayments reducing such aggregate principal amount and reborrowing increasing such aggregate principal amount are governed by other provisions of this Agreement.

        2.7.  MAKING THE ADVANCES.

               (a) Not later than 11 o'clock a.m., Boston time, on the proposed Borrowing Date, and subject to Section 2A with respect to any M/M Rate Advance, each of the Banks will make available to the Agent (i) in the case of an Advance denominated in Dollars, at the Agent's address referred to in Section 11.2 hereof and in immediately available funds, such Bank's ratable portion of such Advance and (ii) in the case of an Advance denominated in an Optional Currency, at such place as shall have been designated by the Agent not less than two (2) Business Days prior to the Borrowing Date in a telex or written notice to the applicable Borrower and the Banks and in such funds as shall be customary in the country of issue of such Optional Currency for settlement of international payments in such Optional Currency, such Bank's ratable portion of such Advance. Upon receipt from each Bank of the amount of its loan, and upon the satisfaction of the applicable conditions of Section 3.2 hereof, the Agent will pay to the applicable Borrower the aggregate amount of such loans by credit to such Borrower's specified bank account in immediately available funds not later than the close of business on such Borrowing Date. The failure or refusal of any Bank to make available to the Agent at the aforesaid time on any Borrowing Date the amount of the loan to be made by such Bank thereon shall not relieve the other Banks from their several obligations hereunder to make available their respective Commitment Percentages of any requested Loan, but no Bank shall be responsible for the failure of any other Bank to make the Loan to be made by such other Bank on any Borrowing Date.

                (b) The Agent may (unless notified to the contrary by a Bank prior to a Borrowing Date) assume that each Bank has made available to the Agent on such Borrowing Date such Bank's Commitment Percentage of the Loans to be made on such Borrowing Date, and the Agent may (but it shall not be required to), in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. If such amount is made available to the Agent on a date after such Borrowing Date, such Bank shall pay to the Agent on demand an amount equal to the product of (i) the average computed for the period referred to in clause
        (iii) below, of the weighted average interest rate paid by the Agent for Federal funds acquired by the Agent during each day included in such period, times (ii) the amount equal to such Bank's Commitment Percentage of such Borrowing, times (iii) a fraction, the numerator of which is the number of days that elapse from and including such Borrowing Date to the date on which such Bank's Commitment Percentage of such Borrowing shall become immediately available to the Agent, and the denominator of which is 365. A statement of the Agent submitted to any Bank with respect to any amounts owing under this paragraph shall be prima facie evidence of the amount due and owing. If such Bank's Commitment Percentage of such Loan is not in fact made available to the Agent by such Bank within three (3) Business Days of such Borrowing Date, the Agent shall be entitled to recover such amount from the Borrowers jointly and severally on demand, with interest thereon at the rate per annum applicable to the Loans made on such Borrowing Date.

        2.8.  OPTIONAL CURRENCIES.

               (a) A Borrower may elect, prior to the Commitment Expiry Date, to draw down or convert, or after the Commitment Expiry Date to convert, a portion of the funds available to such Borrower under this Agreement in, or to, an Optional Currency (if any), provided that the aggregate principal amount outstanding with respect to the Borrowers under this Agreement immediately following any such drawdown or conversion in Optional Currencies shall not exceed the lesser of the equivalent of US $70,000,000 or the Dollar amount to which the Total Commitment shall have been reduced pursuant to Section 2.3 hereof, and provided further that any funds proposed to be converted at any one time under this Section 2.8 shall be in amounts of not less than US $250,000 and shall be an integral multiple thereof, or the equivalent in any
          Optional Currency. In order to exercise the foregoing option the applicable Borrower and Dynatech must deliver a written notice, subject to any other notice requirements under this Agreement, to the Agent, which shall give to the Banks prompt notice thereof, designating the currency into which the designated portion of the Loans is to be drawn down or, as the case may be, converted, at least five (5) Business Days prior to the commencement of an Interest Period relating to such portion of the Loan and any such conversion shall be effected on such date. If any such notice is not delivered to the Agent by the applicable Borrower and Dynatech within the required time, such Borrower shall be deemed to have elected that the relevant portion of the principal amount of the Loan continue to be denominated in the currency in which it then currently stands denominated.

                If any Bank determines (which determination shall be conclusive), on or prior to the second Business Day preceding the first day of any Interest Period during which a portion of the principal of the Loan is to be denominated in any Optional Currency, that the Optional Currency is not freely transferable and convertible into Dollars or that it will be impracticable for such Bank to fund the Advance or Term Loan in such Optional Currency, then such Bank shall so notify the Agent, which notification shall be given immediately by the Agent to the applicable Borrower and Dynatech, and that portion of the principal amount of the Loan shall, notwithstanding any contrary election by such Borrower or any other provisions hereof, be denominated in Dollars and be in the form of a Base Rate Advance or as the case may be, a Base Rate Loan.

                (b) For all purposes of this Agreement, the amount in one currency which shall be equivalent on any particular date to a specified amount in another currency shall be that amount (as conclusively ascertained by the Agent) in the first currency which is or could be purchased by the Agent (in accordance with its normal banking practices) with such specified amount in the second currency in the London foreign currency deposits market for delivery on such date at the spot rate of exchange prevailing at or about 11:00 a.m., London time, on such date.

               (c) In the event that any portion of the funds available under the terms of this Agreement is denominated in one or more Optional Currencies the Dollar equivalent of such portion of the funds shall be calculated pursuant to paragraph (b) above. The amount so determined shall then be added to the amount already outstanding in Dollars for the purpose of determining the remaining availability of funds under
          Section 2.8(a) hereof and any required repayments under Section 2.12(e) hereof. Notwithstanding the foregoing, if at any time prior to the Commitment Expiry Date the U.S. Dollar equivalent of the aggregate principal amount outstanding hereunder shall exceed the Total Commitment by five (5) percent or more, the Borrowers jointly and severally agree to pay to the Agent for the accounts of the Banks ratably according to the then outstanding principal amount of the Loans being repaid, immediately upon demand made by the Agent, all amounts and in the relevant currencies required in order to reduce the principal amount outstanding to the U.S. Dollar equivalent of the Total Commitment. To the extent that as a result of currency fluctuations any Bank has funded and/or maintained Advances to the Borrowers hereunder in an amount equalling such Bank's Commitment Percentage of the Total Commitment, all Advances thereafter shall be made by the other Banks until such time as the Advances made by such Bank have been repaid so as to permit additional borrowings (not in excess of such Bank's Commitment Percentage of the Total Commitment) from such Bank. On the Commitment Expiry Date the amount of the Total Loan shall be calculated in Dollars and any amount by which the U.S. Dollar equivalent of all amounts outstanding hereunder exceeds the Total Commitment shall be repaid. At that time the Agent will also calculate a schedule of repayments, on a pro forma basis, in accordance with Section 2.12(a) hereof. If the Dollar equivalent of all amounts outstanding hereunder on any of the repayment dates so established shall exceed the amount indicated in the pro forma calculation for that repayment date or if at any time the Dollar equivalent of all amounts outstanding shall exceed the amount indicated by the pro forma calculation for that period by more than five (5) per cent, then the Borrowers jointly and severally agree to pay to the Agent for the accounts of the Banks ratably according to the then outstanding principal amount of the Loans, immediately upon demand made by the Agent, all amounts and in the relevant currencies required in order to reduce the principal amount then outstanding to that amount which would have been outstanding had the Loan been denominated entirely in Dollars.

        2.9.  INTEREST PAYABLE ON THE LOAN, ETC.

                (a) With respect to any Advance or Term Loan denominated in Dollars, the rate of interest which shall be payable by the Borrowers with respect to such Advance or Term Loan on the unpaid principal outstanding shall be the annual percentage rate of interest determined by the Agent, or, in the case of a M/M Rate Advance by the applicable Bank or Banks, to be the sum of (i) the applicable Margin in effect plus
        (ii) the Base Rate, or if the applicable Borrower has so elected pursuant to this paragraph (a) the Money Market Rate, or the Eurocurrency Rate relating to the Interest Period with respect to such Advance or Term Loan. A Borrower may elect, (A) prior to the Commitment Expiry Date to draw down a portion of the funds available under this Agreement in Dollars upon which interest will accrue based on the Base Rate, Money Market Rate, or Eurocurrency Rate or (B) to convert any portion of the Loan to or from a Base Rate Advance or a Base Rate Loan to or from a M/M Rate Advance Eurocurrency Advance or Eurocurrency Loan denominated in Dollars on the last day of an Interest Period with respect to the Advance or Term Loan to be converted. In order to exercise the foregoing option, the applicable Borrower and Dynatech must deliver a written notice, subject to any other notice requirements under this Agreement, to the Agent, which shall give to the Banks prompt notice thereof, designating the election of the basis on which the interest rate will be determined at least five (5) Business Days (with respect to Eurocurrency Advances and/or Eurocurrency Loans) prior to the commencement of the Interest Period relating to such portion of the Loan on which such conversion is to occur. With respect to the conversion of any portion of the Loan to a M/M Rate Advance the applicable Borrower and Dynatech shall notify the Banks on the first day of such subsequent Interest Period, in accordance with Section 2A hereof, and shall otherwise comply with the provisions of Section 2A as to the obtaining of quotations from the Banks of the Money Market Rate to be applicable to the total amount of the M/M Rate Advances so requested. Each Borrower further agrees and directs that insofar as any portion of the M/M Rate Advances made by any Bank pursuant to Section 2A hereof is in excess of the amount of such Bank's Outstanding Advances which are part of such conversion, such excess amount shall immediately be paid by such Bank to the Agent for the accounts of the other Banks, as a reduction of such other Banks' Outstanding Advances which would otherwise have been converted to M/M Rate Advances by such other Banks had such conversion been effected ratably as to all Banks. If, as a result of an initial Borrowing or any portion thereof consisting of a M/M Rate Advance or the conversion of any portion of the Loans to a M/M Rate Advance, the Outstanding Advances of any Bank shall exceed such Bank's Commitment Percentage of the principal amount of the Loans then outstanding, then upon the subsequent conversion of such Bank's M/M Rate Advances or any portion thereof to a Base Rate Advance or a Eurocurrency Advance, each other Bank shall purchase from such Bank such participations in the Advances made as a result of such conversion as shall cause each Bank to share in the outstanding principal amount of such Advances according to their respective Commitment Percentages. Each Borrower agrees that any Bank so purchasing a participation in such Borrower's Loans from such other Bank pursuant to this Section 2.9 may, to the fullest extent permitted by law, exercise all its rights of payment with respect to such participation as fully as if such Bank were the direct creditor of such Borrower in the amount of such participation.

                (b) The rate of interest which shall be payable by the Borrowers on any portion of the principal of the Loan extended to any Borrower denominated in an Optional Currency for the time being outstanding during each Interest Period relating thereto shall be the annual percentage rate of interest determined by the Agent to be the sum of (i) the applicable Margin in effect plus (ii) the Eurocurrency Rate relating to such Interest Period.

                (c) The Borrowers jointly and severally agree that interest shall be payable by the Borrowers in arrears in Dollars, or, as the case may be, in the Optional Currency in which that portion of the principal amount of the Loan extended to a Borrower in respect of which payment is made is denominated (i) with respect to M/M Rate Advances, Eurocurrency Advances and Eurocurrency Loans, on each Interest Payment Date and on the Final Repayment Date, provided, however, that if the duration of any such Interest Period is longer than three months or, as the case may be, 90 days, the Borrowers jointly and severally agree to pay the accrued interest on the last Business Day of each successive 90 day period with respect to M/M Rate Advances and three month period with respect to Eurocurrency Advances and Eurocurrency Loans and (ii) with respect to Base Rate Advances and Base Rate Loans, quarterly on the last day of each March, June, September and December hereafter, and on any earlier date when a Base Rate Advance or Base Rate Loan is converted to a M/M Rate Advance, Eurocurrency Advance or Eurocurrency Loan or is repaid.

                (d) Each determination of any interest rate by the Agent with respect to any Base Rate Advance, Base Rate Loan, Eurocurrency Advance, or Eurocurrency Loan, or by any Bank with respect to any M/M Rate Advance shall be conclusive in the absence of manifest error in recordation, computation or transmission. Base Rate interest rates shall change as the Base Rate shall change, and any change in the interest rates shall become effective as of the beginning of the day during which such change in the Base Rate occurs. The Agent will promptly notify the Borrowers and the Banks of each change in the Base Rate.

               (e) Overdue principal and, to the extent permitted by applicable law, overdue interest and other amounts overdue under any provision of this Agreement shall bear interest at a rate per annum equal to three percent (3%) above the rate of interest which at the time of determination would otherwise be payable pursuant to this Agreement in respect of principal, not at the time overdue and after the expiration of any Interest Period related to such overdue amount, the overdue amount will thereafter bear interest at three percent (3%) above the sum of the Base Rate and the applicable Margin. Such interest on overdue principal and overdue interest and other amounts overdue shall be payable on demand and shall continue to accrue from the due date of such principal, interest or amounts and shall be compounded monthly until the obligation of the Borrowers in respect of the payment thereof is discharged (whether before or, to the extent permitted by law, after judgment).

        2.10. ALTERNATIVE INTEREST RATE. Except as otherwise provided in this Agreement, if on any Rate-fixing Day on which the interest rate with respect to any Advance or Term Loan is to be based on the Eurocurrency Rate, any Bank shall determine (which determination shall be conclusive) that, it is unable to quote the Eurocurrency Rate, or that it is unable to or it is impracticable for it to fund the Advance or Term Loan for the requested Interest Period, or that the Eurocurrency Rate, as applicable, does not or will not accurately reflect the cost to such Bank of obtaining or maintaining the applicable Advance or Term Loan during any Interest Period, then such Bank shall so notify the Agent, which notification shall be given immediately by the Agent to the Borrowers, and that portion of the principal amount of the Loan shall, notwithstanding any contrary election by any Borrower or any other provisions hereof, be denominated in Dollars as a Base Rate Advance or Base Rate Loan.

        2.11.  LOAN ACCOUNTS; NOTES.

                (a) Each Bank will open and maintain a loan account (each a "Loan Account") on its books in the name of each of the Borrowers with respect to such Bank's Advances and Term Loans. Each Advance and Term Loan made by a Bank will be debited, and each payment or prepayment on account thereof will be credited, and any adjustments required by the conversion of Advances and Term Loans shall be recorded in the Loan Account maintained by such Bank. Each Bank shall render to Dynatech (for distribution to each of the Borrowers) and the Agent, on or before the fifth Business Day of each calendar quarter, a statement of its Loan Account as of the last day of the prior calendar quarter; provided that the failure of any Bank to render any such statement in a timely fashion shall not affect or impair the validity or binding nature of any Loan Account.

                (b) Any Bank may at any time request that any Loans outstanding to such Bank be evidenced by a promissory note or notes (the "Notes") of the applicable Borrower. Upon such request, the applicable Borrower shall promptly execute and deliver to such Bank, with a copy thereof to the Agent, a promissory note substantially in the forms attached hereto as Exhibits B-1 or B-2, as applicable. Upon execution and delivery by a Borrower of a promissory note, such Borrower's obligation to repay the Loans made to it by such Bank and all interest thereon shall thereafter be evidenced by such promissory note.

        2.12.  REPAYMENTS AND PREPAYMENTS OF THE LOAN.

               (a) Unless the M/M Rate Advances shall become due and payable at an earlier date as expressly provided for herein, all M/M Rate Advances shall become due and payable on and as of the Commitment Expiry Date, and the Borrowers jointly and severally hereby absolutely and unconditionally promise to pay to the Agent on the Commitment Expiry Date for the accounts of the respective Banks, all M/M Rate Advances which are outstanding on the Commitment Expiry Date. On and as of the Commitment Expiry Date, the principal amount of the Loans then outstanding shall be the "Total Loan". Provided that no Event of Default has occurred and is continuing, the Total Loan shall be payable in installments over a term of two (2) years as set forth in this paragraph (a). The Borrowers jointly and severally hereby absolutely and unconditionally promise to pay to the Agent for the accounts of the Banks ratably according to the then outstanding principal amount of the Total Loan, on the last day of each September, December, March and June, commencing on September 30, 1998 and ending on June 30, 2000 (each of such eight (8) dates hereinafter referred to as a "Repayment Date"), and there shall become absolutely due and payable on each Repayment Date, a fixed installment of principal in an amount equal to one-eighth (1/8) of the principal amount of the Total Loan. All such repayments shall be made in the currency in which the Loan to be repaid or any portion thereof is denominated. The Borrowers jointly and severally hereby absolutely and unconditionally agree to pay to the Agent for the accounts of the Banks ratably according to the then outstanding principal amount of the Total Loan, on June 30, 2000 (the "Final Repayment Date"), and there shall become absolutely due and payable on the Final Repayment Date, the entire unpaid principal amount of the Total Loan outstanding on such date, together with all accrued and unpaid interest thereon.

                (b) The Borrower will repay all of the outstanding Loans and the Commitments will automatically terminate on the ninetieth day (or if such ninetieth day is not a Business Day, the next succeeding Business
        Day) after any Person or group of Persons acquires 51% or more of the outstanding Voting Stock of Dynatech unless both (i) the acquiring Person provides evidence satisfactory to the Banks within ninety (90) days after such acquisition that the debt securities of such acquiring Person, after such acquisition, are rated in one of the three highest categories by a nationally recognized securities rating organization and
        (ii) within ten (10) Business Days after such acquisition, the acquiring Person provides a guaranty, in form and substance reasonably satisfactory to the Banks, of all of the obligations of the Borrowers hereunder to the Banks. Notwithstanding any other provision of this Agreement, the Borrowers and the Banks agree that the terms of this
        Section 2.12(b) shall not be amended or waived without the prior written consent of all of the Banks; provided, that any Bank which determines not to waive the provisions of this Section 2.12(b) may be required to sell its Commitment and its Loans on terms and conditions reasonably satisfactory to all of the Banks as evidenced by an amendment to this Agreement in form and substance reasonably satisfactory to the Banks.

                (c) A Borrower may, pursuant to this paragraph (c), elect to prepay the principal of the Loans extended to such Borrower in full or in part on the Interest Payment Date of any Interest Period relating to the unpaid principal to be prepaid, in which case such prepayment shall be without premium or penalty, or in the case of Loans other than M/M Rate Advances on any date other than such Interest Payment Date, in which case such prepayment shall be subject to the provisions of Section
        2.16 hereof; provided, that, (i) the amount of any partial prepayment of the unpaid principal of the Loans pursuant to this paragraph (c) shall be either a principal amount of $500,000 or an integral multiple thereof with respect to M/M Rate Advances, Base Rate Advances or Base Rate Loans, and $500,000 or an integral multiple thereof with respect to Eurocurrency Advances and Eurocurrency Loans or the equivalent thereof in the Optional Currency in which that portion of the principal amount of the Loan in respect of which the payment is to be made is denominated, (ii) the applicable Borrower shall give the Agent at least five (5) Business Days prior written notice of its election to prepay all or any part of the principal of any Eurocurrency Advance or Eurocurrency Loan pursuant to this clause, such notice to specify the date of such prepayment and the amount of principal to be prepaid, (iii) all such prepayments shall be made to the Agent for the accounts of the Banks ratably according to the then outstanding principal amount of the Loans, and (iv) all such prepayments shall be made in the currency in which the Loan to be prepaid or any portion thereof is denominated. Amounts prepaid pursuant to this paragraph (c) may, subject to the terms and conditions of this Agreement, be reborrowed on or before the Commitment Expiry Date. Any such prepayment after the Commitment Expiry Date may not be reborrowed and shall be applied to installments due under Section 2.12(a) hereof in the inverse order of maturity.

                (d) If, pursuant to Section 2.12(c), any prepayment of the Loans shall occur at any time while M/M Rate Advances or Eurocurrency Advances or Eurocurrency Loans denominated in any Optional Currency by any Bank are outstanding, as a result of which the Outstanding Loans of any Bank exceeds such Bank's Commitment Percentage of the then Outstanding Loans of all the Banks, then notwithstanding the provisions of Section 2.12(c), any such prepayment shall be applied by the Agent first (i) to the prepayment of the Outstanding Loans of such Bank, to be allocated among such Advances or Term Loans and in such manner as the applicable Borrower shall elect, or if such Borrower fails to so elect, on a ratable basis as determined by the Agent, until the Outstanding Loans of each Bank shall equal such Bank's Commitment Percentage of the then Outstanding Loans of all the Banks; and then (ii) ratably for the accounts of the Banks in accordance with Section 2.12(c).

                (e) If at any Interest Payment Date for any Advance or Term Loan denominated in an Optional Currency, the Dollar equivalent of the aggregate principal amount outstanding of all such Advances and/or Term Loans hereunder shall exceed, prior to the Commitment Expiry Date, the Total Commitment, or after the Commitment Expiry Date, the Total Loan (and as such is reduced from time to time pursuant to Sections 2.12(a) and 2.12(c) hereof), the Borrowers jointly and severally agree to pay to the Agent for the accounts of the Banks in accordance with the provisions of Section 2.12(d), immediately upon demand made by the Agent, all amounts required in order to reduce the principal amount outstanding to the Total Commitment, or as the case may be, to the Total Loan (as it may be reduced), or the equivalent thereof in one or more Optional Currencies.

                (f) Upon each repayment or prepayment of any principal of any Advance made or Term Loan extended to any Borrower pursuant to any of the provisions of this Agreement, the Borrowers jointly and severally hereby absolutely and unconditionally promise to pay to the Agent for the accounts of the Banks ratably according to the then outstanding principal amount of the Loans, and there shall become absolutely due and payable on the date of each such repayment or prepayment, all of the unpaid interest accrued to such date on the amount of the principal of the Advance or Term Loan being repaid or prepaid on such date, together with all, if any, other sums then due and payable hereunder in respect of the principal of the Advance or Term Loan being repaid or prepaid on such date, including, but not limited to, any sums payable in accordance with Section 2.16 hereof which have been ascertained on or prior to the date of such repayment or prepayment. Whenever any interest on and any principal of the Advance or Term Loan are paid simultaneously hereunder, the whole amount paid shall be applied first to interest then due and payable.

               (g) The applicable Borrower shall specify the duration of Interest Periods relating to M/M Rate Advances, Eurocurrency Advances or Eurocurrency Loans made to it so that, on each Repayment Date and on the Final Repayment Date, the amount of principal that becomes due with respect to such Interest Periods shall together with all other amounts of principal outstanding which are being repaid shall be no less than the amount of principal to be repaid on a Repayment Date or Final Payment Date. If a Borrower fails to specify appropriate Interest Periods to meet such repayment schedules, the Agent shall fix the duration of relevant Interest Periods.

                (h) Each Term Loan shall mature and become due and payable in full on the last day of each Interest Period for such Term Loan. Notwithstanding the foregoing, at such maturity the Borrower of such Term Loan shall be entitled to reborrow an amount equal to the principal amount of such maturing Term Loan as a new Term Loan of a different type by conversion, or of the same type by continuation, for an additional Interest Period pursuant to Sections 2.8 and 2.9, subject to all of the conditions precedent set forth in Section 3.2, and further subject to the provisions of paragraphs (a) and (g) of this Section 2.12.

        2.13.  PAYMENTS AND COMPUTATIONS

                (a) Each payment payable by the Borrowers hereunder (i) denominated in Dollars shall be made to the Agent at its head office at 100 Federal Street, Boston, Massachusetts, in immediately available funds, or, (ii) denominated in any Optional Currency shall be made in immediately available funds, for the account of the Agent at a depository designated by the Agent to the Borrowers and the Banks in the country in which such Optional Currency is legal tender. The Agent will, promptly after receipt, distribute like funds relating to the payment of principal or interest or Commitment Fees ratably to the Banks (subject to Sections 2.5 and 2.12(d) hereof) and like funds relating to the payment of any other amount payable to any Bank for the account of the applicable office of such Bank specified from time to time by such Bank to the Borrowers and the Agent.

                (b) If any sum would, but for the provisions of this Section 2.13(b), become due and payable hereunder on a day which is not a Business Day, then such sum shall become due and payable on either the Business Day next preceding or the Business Day next succeeding the day on which such sum would otherwise have become due and payable hereunder, such Business Day to be selected (which selection shall be conclusive and binding on the Borrowers) by the Agent in accordance with the then current banking practice in Boston or in the applicable Eurocurrency interbank market, and interest and Commitment Fees hereunder shall be adjusted accordingly.

                (c) All computations of interest and Commitment Fees payable hereunder shall be made by the Agent on the basis of actual number of days elapsed and on a 360-day year. The outstanding amount of the Loans as reflected on the Agent's records from time to time shall be considered correct and binding on the Borrowers and the Banks unless within ninety (90) days (excluding Saturdays, Sundays and legal holidays in the Commonwealth of Massachusetts) after receipt of any notice by the Agent of such outstanding amount, the applicable Borrower or any of the Banks, as the case may be, notify the Agent to the contrary.

                (d) Each determination by the Agent of an amount of interest or Commitment Fee payable by the Borrowers hereunder shall, save for manifest error in recordation, computation or transmission, be conclusive and binding upon the Borrowers and the Banks.

        2.14. PAYMENTS TO BE FREE OF DEDUCTIONS. All payments by any Borrower under this Agreement shall be made without set-off or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any country or any political subdivision thereof or taxing or other authority therein unless such Borrower is compelled by law to make such deduction or withholding. If any such obligation is imposed upon any Borrower with respect to any amount payable by it hereunder to the Agent or any Bank, such Borrower shall promptly notify the Agent or such Bank of such obligation and the Borrowers jointly and severally agree to pay to the Agent, for the account of the Agent or such Bank, on the date on which the said amount becomes due and payable hereunder, such additional amount as shall be necessary to enable the Agent or such Bank to receive the same net amount which it would have received on such due date had no such obligations been imposed upon such Borrower. Each Borrower will deliver promptly to the Agent and the Banks certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by such Borrower hereunder. The Borrowers jointly and severally agree to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made by them hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement. The foregoing provisions of this Section 2.14 shall not apply, in the case of each Bank and the Agent, to taxes charged upon or by reference to its overall net income, profits or gains.

        2.15. ADDITIONAL COSTS, CHANGES IN CIRCUMSTANCES, CAPITAL ADEQUACY, ETC.

                (a) Anything hereinbefore to the contrary notwithstanding, if any present or future applicable law (which expression, as used in this Agreement, includes statutes and rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time heretofore or hereafter made upon or otherwise issued to any Bank by any central bank or other fiscal, monetary or other authority, whether or not having the force of law) shall (i) subject such Bank to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to this Agreement, the amount of such Bank's Commitment, or the payment to such Bank of any amounts due to it hereunder, or (ii) materially change the basis of taxation of payments to such Bank of the principal or the interest on or any other amounts payable to such Bank hereunder, or
        (iii) impose or increase or render applicable any special or supplemental special deposit or reserve or similar requirements (whether or not having the force of law) against assets held by, or deposits in or for the account of, or any eligible liabilities of, or loans by an office of such Bank, or (iv) impose on such Bank any other condition or requirement with respect to this Agreement or such Bank's Commitment, and the result of any of the foregoing is (A) to increase the cost of such Bank of making, funding or maintaining all or nay part of its Loan, or (B) to reduce the amount of principal, interest or other amount payable to such Bank hereunder, or (C) to require such Bank to make any payment or to forego any interest or other sum payable hereunder, the amount of which payment or foregone interest or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Bank from the Borrowers hereunder, then, and in each such case, the Borrowers  jointly and severally agree,  upon demand made by such Bank, to pay to the Agent for the account of such Bank additional amounts  sufficient to compensate  such Bank for such  additional  cost, reduction, payment or foregone interest or other sum; provided that the foregoing provisions of this sentence shall not apply in the case of any additional cost, reduction, payment or foregone interest or other sum resulting from any taxes charged upon or by reference to the overall net income, profits or gains of such Bank.

                (b) If any Bank shall determine that any change in applicable law shall make it unlawful for such Bank to comply with or to maintain its obligations to fund Eurocurrency Advances or Eurocurrency Loans hereunder or that it is not possible for such Bank to continue to fund the unpaid principal of such Advances or Term Loans, or any part thereof, in the Eurocurrency interbank market, then, on notice thereof and demand therefor by such Bank to the Borrowers and the Agent, (i) the Bank's obligations to fund the Loans as Eurocurrency Advances or Eurocurrency Loans shall terminate in full on and as of the date of such notice, and (ii) such Loans shall on the Interest Payment Date of any Interest Period which is current when the Borrowers are so notified be converted to Base Rate Loans.

                (c) CAPITAL ADEQUACY. If any Bank shall have determined that any present or future applicable law, rule, regulation, guideline, directive or request (whether or not having force of law) regarding capital requirements for banks or bank holding companies generally, or any change therein or in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Bank with any of the foregoing, imposes or increases a requirement by such Bank to allocate capital resources to such Bank's Commitment to make or issue, or to such Bank's maintenance of, Loans or Bankers Acceptances hereunder, which has or would have the effect of reducing the return on such Bank's capital to a level below that which such Bank could have achieved (taking into consideration such Bank's then existing policies with respect to capital adequacy and assuming full utilization of such Bank's capital) but for such applicability, change, interpretation, administration or compliance, by any amount deemed by such Bank to be material, such Bank shall promptly after its determination of such occurrence give notice thereof to the Agent and each of the Borrowers. The Borrowers and such Bank shall thereafter attempt to negotiate in good faith an adjustment to the compensation payable hereunder which will adequately compensate such Bank for such reduction. If the Borrowers and such Bank are unable to agree to such adjustment within thirty days of the day on which the Borrowers receive such notice, then commencing on the date of such notice (but not earlier than the effective date of any such applicability, change, interpretation, administration or compliance), the fees payable hereunder shall increase by an amount which will, in such Bank's reasonable determination, compensate such Bank for such reduction, such Bank's determination of such amount to be conclusive and binding on the Borrowers, absent manifest error. In determining such amount, such Bank may use any reasonable methods of averaging, allocating or attributing such reduction among its customers. In the event that any Bank increases the fees payable hereunder pursuant to this ss.2.15(c) after such Bank and the Borrowers have failed to agree on an adjustment to the fees, the Borrowers shall have the option of selecting a replacement bank to purchase the Commitment and the Loans of the Bank imposing such increased fees on terms and conditions reasonably satisfactory to all of the Banks as evidenced by an amendment to this Agreement in form and substance reasonably satisfactory to the Banks.

                (d) Each Bank, as of the last day of any Interest Period, may require a Borrower to pay, contemporaneously with each payment of interest on Eurocurrency Advances or Eurocurrency Loans for such Interest Period, as the case may be, additional interest on the related Advance or Term Loan, as the case may be of such Bank at a rate per annum equal to the Reserve Charge. Any Bank requiring payment of such additional amounts shall notify the applicable Borrower and the Agent, in which case such additional amounts payable in respect of such Eurocurrency Advances or Eurocurrency Loans, as the case may be, shall be payable to such Bank.

        2.16. INDEMNIFICATION FOR LOSSES. The Borrowers jointly and severally agree, on demand by any Bank at any time, to indemnify such Bank against any losses, costs or expenses which such Bank may at any time incur as a consequence of (i) the breach by any Borrower of its obligations to borrow a M/M Rate Advance or Eurocurrency Advance on the Borrowing Date thereof, (ii) the failure by any Borrower to pay, punctually on the due date thereof, any amount payable hereunder, (iii) the accelerated payment of any obligations of any Borrower hereunder as the result of an Event of Default, or (iv) the repayment or prepayment of any principal under a M/M Rate Advance, Eurocurrency Advance or Eurocurrency Loan on a date other than an Interest Payment Date of an Interest Period relating to such principal, such losses, costs or expenses to include, but not to be limited to, (A) any costs incurred by such Bank in carrying funds which were to have been borrowed by a Borrower or in carrying funds to cover the amount of any overdue principal of or overdue interest on the Loan, (B) any interest payable by such Bank to lenders of the funds borrowed by such Bank in order to carry the funds referred to in the immediately preceding sub-clause
(A), and (C) any losses (excluding losses of anticipated profit) incurred by such Bank in liquidating or re-employing funds acquired from third parties to effect or maintain all or any part of the Loan or such portion thereof.

        2.17. SHARING OF PAYMENTS, ETC. If any Bank shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of its Loans (other than pursuant to Sections 2.12(d), 2.14, 2.15 or 2.16) in excess of its ratable share (according to the then outstanding principal amount of the Loans) of payments on account of the Loans obtained by all the Banks, such Bank shall purchase from the other Banks such participations in the Loans held by them as shall cause such purchasing Bank to share such payment ratably according to the then outstanding principal amount of the Loans with each of them; provided, however, that if all or any portion of such payment is thereafter recovered from such purchasing Bank, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. Each Borrower agrees that any Bank so purchasing a participation in such Borrower's Loans from another Bank pursuant to this
Section 2.17 may, to the fullest extent permitted by law, exercise all its rights of payment with respect to such participation as fully as if such Bank were the direct creditor of such Borrower in the amount of such participation.

        2.18. JOINT AND SEVERAL LIABILITY OF THE BORROWERS. Each of the Borrowers shall be jointly and severally liable for all of the obligations of all of the Borrowers under this Agreement, including without limitation, the obligation to pay interest and principal as they become due and payable on all Advances and Term Loans and to pay all other fees, charges or other amounts owing to any Bank, the Agent or any other party pursuant to the terms of this Agreement.

        SECTION 2A.  M/M RATE ADVANCES.

        2A.1. RATE QUOTATIONS; M/M RATE LOAN REQUESTS. Subject to the conditions set forth herein, from the Closing Date until the Commitment Expiry Date a Borrower may request any or all of the Banks (with a copy of all such requests to the Agent) on any Business Day to give such Borrower a firm quotation of the Money Market Rate which would be applicable to a M/M Rate Advance to be made on such day except that any such quote made by a Designated Funding Source may vary, within such hour, and the applicable rate will be the rate offered by such Designated Funding Source at the time of the Borrowers' acceptance thereof by each such Bank pursuant to Section 2A.2. Each such Advance for which such a quotation is requested shall be in an integral multiple of $100,000. Each such request (a "Rate Request"), which shall be in writing or may be by telephone immediately confirmed to such Bank by telex or telecopy (with a copy to the Agent), shall (a) specify the applicable Interest Period (commencing on the date of such Rate Request) to which such rate quotation would apply, (b) specify the aggregate principal amount of the M/M Rate Advance to which such rate quotation would apply, and (c) shall be received by such Bank not later than 11:00 A.M., Boston time, on such day. A Borrower shall not be permitted to request any M/M Rate Advance which would have a maturity beyond the Commitment Expiry Date. At or before 12:00 noon, Boston time, each Bank of which such a rate quotation has been requested shall notify the applicable Borrower by telephone, telex or telecopy of the Money Market Rate which would apply to such M/M Rate Advance; provided, however, that no Bank shall be obligated to give a quotation of an applicable Money Market Rate in response to any such Rate Request. Such rate quotation will remain in effect for one hour on such day. If such Borrower wishes to accept a rate quotation from any Bank, and thereby request such a M/M Rate Advance, such Borrower and Dynatech shall so give the applicable Bank written notice of acceptance, no later than the expiration of such one hour period. Such notice of acceptance (a "M/M Rate Loan Request") may be given by telex or telecopy (confirmed by letter), and shall confirm such Borrower's and Dynatech's acceptance of such rate quotation, the duration of the applicable Interest Period (commencing on such day), and the aggregate principal amount of the M/M Rate Advance requested. Such Bank shall promptly notify the Agent of the same, and shall promptly deliver to the Agent a copy of such Borrower's and Dynatech's confirmation of its acceptance of such Bank's rate quotation.

        2A.2. MAKING OF M/M RATE ADVANCES. In the case of proposed M/M Rate Advances, the requested M/M Rate Advance shall be made in its entirety by the Bank (or its Designated Funding Source) whose rate quotation has been so accepted on such day, which shall be the first day of the applicable Interest
Period for such M/M Rate Advance; provided, however, that the aggregate outstanding principal amount of all Loans made under this Agreement by each such Bank (or its Designated Funding Source) shall at no time exceed the amount of such Bank's Commitment, and further provided that any M/M Rate Advances outstanding on and as of the Commitment Expiry Date shall be repaid in full in cash on the Commitment Expiry Date. To the extent that the Borrowers have utilized the provisions of this Section 2A to require the making by any Bank of M/M Rate Advances and as a result thereof such Bank has funded and/or maintained Advances to the Borrowers hereunder in an amount equalling such Bank's Commitment Percentage of the Total Commitment, all Advances thereafter shall be made by the other Banks until such time as such M/M Rate Advances have been repaid so as to permit additional borrowings (not in excess of such Bank's Commitment Percentage of the Total Commitment) from such Bank.

        SECTION 2B.  LETTERS OF CREDIT AND BANKERS ACCEPTANCES.

         2B.1.  LETTER OF CREDIT COMMITMENTS.

         2B.1.1 COMMITMENT TO ISSUE LETTERS OF CREDIT. Subject to the terms and conditions hereof and the execution and delivery by the Borrowers of a letter of credit application on the Agent's customary form (a "Letter of Credit Application"), the Agent on behalf of the Banks and in reliance upon the agreement of the Banks set forth in Section 2B.1.4 and upon the representations and warranties of the Borrowers contained herein, agrees, in its individual capacity, to issue, extend and renew for the account of the Borrowers one or more standby or documentary letters of credit (individually, a "Letter of Credit"), in such form as may be requested from time to time by the Borrowers and agreed to by the Agent; provided, however, that, after giving effect to such request, (a) the sum of the aggregate Maximum Drawing Amount and all Unpaid Reimbursement Obligations shall not exceed $7,500,000 at any one time and (b) the sum of (i) the Maximum Drawing Amount on all Letters of Credit, (ii) all Unpaid Reimbursement Obligations, and (iii) the amount of all Loans outstanding shall not exceed the Total Commitment. Notwithstanding the foregoing, the Agent shall have no obligation to issue any Letter of Credit to support or secure any Indebtedness of the Borrower or any of its Subsidiaries to the extent that such Indebtedness was incurred prior to the proposed issuance date of such Letter of Credit, unless in any such case the Borrowers demonstrate to the satisfaction of the Agent that (x) such prior incurred Indebtedness were then fully secured by a prior perfected and unavoidable security interest in collateral provided by the Borrowers or such Subsidiary to the proposed beneficiary of such Letter of Credit or (y) such prior incurred Indebtedness were then secured or supported by a letter of credit issued for the account of the Borrowers or such Subsidiary and the reimbursement obligation with respect to such letter of credit was fully secured by a prior perfected and unavoidable security interest in collateral provided to the issuer of such letter of credit by the Borrowers or such Subsidiary.

         2B.1.2 LETTER OF CREDIT APPLICATIONS. Each Letter of Credit Application shall be completed to the satisfaction of the Agent. In the event that any provision of any Letter of Credit Application shall be inconsistent with any provision of this Credit Agreement, then the provisions of this Credit Agreement shall, to the extent of any such inconsistency, govern.

         2B.1.3 TERMS OF LETTERS OF CREDIT. Each Letter of Credit issued, extended or renewed hereunder shall, among other things, (a) provide for the payment of sight drafts for honor thereunder when presented in accordance with the terms thereof and when accompanied by the documents described therein, and
(b) have an expiry date no later than the date which is fourteen (14) days (or, if the Letter of Credit is confirmed by a confirmer or otherwise provides for one or more nominated persons, forty-five (45) days) prior to the Commitment Expiry Date. Each Letter of Credit so issued, extended or renewed shall be subject to the Uniform Customs.

         2B.1.4 REIMBURSEMENT OBLIGATIONS OF BANKS. Each Bank severally agrees that it shall be absolutely liable, without regard to the occurrence of any Default or Event of Default or any other condition precedent whatsoever, to the extent of such Bank's Commitment Percentage, to reimburse the Agent on demand for the amount of each draft paid by the Agent under each Letter of Credit to the extent that such amount is not reimbursed by the Borrowers pursuant to
Section 2B.2 (such agreement for a Bank being called herein the "Letter of Credit Participation" of such Bank).

         2B.1.5. PARTICIPATIONS OF BANKS. Each such payment made by a Bank shall be treated as the purchase by such Bank of a participating interest in the Borrowers' Reimbursement Obligation under Section 2B.2 in an amount equal to such payment. Each Bank shall share in accordance with its participating interest in any interest which accrues pursuant to Section 2B.2.

         2B.2. REIMBURSEMENT OBLIGATION OF THE BORROWER. In order to induce the Agent to issue, extend and renew each Letter of Credit and the Banks to participate therein, the Borrowers hereby jointly and severally agree to reimburse or pay to the Agent, for the account of the Agent or (as the case may be) the Banks, with respect to each Letter of Credit issued, extended or renewed by the Agent hereunder,

                  (a) except as otherwise expressly provided in Sections 2B.2(b) and (c), on each date that any draft presented under such Letter of Credit is honored by the Agent, or the Agent otherwise makes a payment with respect thereto, (i) the amount paid by the Agent under or with respect to such Letter of Credit, and (ii) the amount of any
         out-of-pocket   taxes,  fees,  charges  or  other  costs  and  expenses
         whatsoever incurred by the Agent or any Bank in connection with any payment made by the Agent or any Bank under, or with respect to, such Letter of Credit,

                  (b) upon the reduction (but not termination) of the Total Commitment to an amount less than the Maximum Drawing Amount, an amount equal to such difference, which amount shall be held by the Agent for the benefit of the Banks and the Agent as cash collateral for all Reimbursement Obligations, and

                  (c) upon the termination of the Total Commitment, or the acceleration of the Reimbursement Obligations with respect to all Letters of Credit in accordance with Sections 7 and 9, an amount equal to the then Maximum Drawing Amount on all Letters of Credit, which amount shall be held by the Agent for the benefit of the Banks and the Agent as cash collateral for all Reimbursement Obligations.

Each such payment shall be made to the Agent at the Agent's head office in immediately available funds. Interest on any and all amounts remaining unpaid by the Borrower under this Section 2B.2 at any time from the date such amounts become due and payable (whether as stated in this Section 2B.2, by acceleration or otherwise) until payment in full (whether before or after judgment) shall be payable to the Agent on demand at the rate specified in Section 2.9(e) for overdue principal on the Loans.

     2B.3. LETTER OF CREDIT PAYMENTS. If any draft shall be presented or other demand for payment shall be made under any Letter of Credit, the Agent shall notify the Borrowers of the date and amount of the draft presented or demand for payment and of the date and time when it expects to pay such draft or honor such demand for payment. If the Borrowers fail to reimburse the Agent as provided in
Section 2B.2 on or before the date that such draft is paid or other payment is made by the Agent, the Agent may at any time thereafter notify the Banks of the amount of any such Unpaid Reimbursement Obligation. No later than 3:00 p.m. (Boston time) on the Business Day next following the receipt of such notice, each Bank shall make available to the Agent, at its head office, in immediately available funds, such Bank's Commitment Percentage of such Unpaid Reimbursement Obligation, together with an amount equal to the product of (a) the average, computed for the period referred to in clause (c) below, of the weighted average interest rate paid by the Agent for federal funds acquired by the Agent during each day included in such period, times (b) the amount equal to such Bank's Commitment Percentage of such Unpaid Reimbursement Obligation, times (c) a fraction, the numerator of which is the number of days that elapse from and including the date the Agent paid the draft presented for honor or otherwise made payment to the date on which such Bank's Commitment Percentage of such Unpaid Reimbursement Obligation shall become immediately available to the Agent, and the denominator of which is 360. The responsibility of the Agent to the Borrowers and the Banks shall be only to determine that the documents (including each draft) delivered under each Letter of Credit in connection with such presentment shall be in conformity in all material respects with such Letter of Credit.

         2B.4.  OBLIGATIONS  ABSOLUTE.  The  Borrowers'  obligations  under this
Section 2B shall be absolute and unconditional under any and all circumstances and irrespective of the occurrence of any Default or Event of Default or any condition precedent whatsoever or any setoff, counterclaim or defense to payment which the Borrowers may have or have had against the Agent, any Bank or any beneficiary of a Letter of Credit. The Borrowers further agree with the Agent and the Banks that the Agent and the Banks shall not be responsible for, and the Borrowers' Reimbursement Obligations under Section 2B.2 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among the Borrowers, the beneficiary of any Letter of Credit or any financing institution or other party to which any Letter of Credit may be transferred or any claims or defenses whatsoever of the Borrowers against the beneficiary of any Letter of Credit or any such transferee. The Agent and the Banks shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit. The Borrowers agree that any action taken or omitted by the Agent or any Bank under or in connection with each Letter of Credit and the related drafts and documents, if done in good faith and absent gross negligence or willful misconduct, shall be binding upon the Borrowers and shall not result in any liability on the part of the Agent or any Bank to the Borrowers.

         2B.5. RELIANCE BY ISSUER. To the extent not inconsistent with Section 2B.4, the Agent shall be entitled to rely, and shall be fully protected in relying upon, any Letter of Credit, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel, independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first have received such advice or concurrence of the Majority Banks as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Majority Banks, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Banks and all future holders of the Notes or of a Letter of Credit Participation.

     2B.6. LETTER OF CREDIT FEE. The Borrowers shall, on the date of issuance or any extension or renewal of any Letter of Credit and at such other time or times as such charges are customarily made by the Agent, pay a fee (in each case, a "Letter of Credit Fee") to the Agent (a) in respect of each standby Letter of Credit equal to one and one-half percent (1 1/2%) per annum of the face amount of such standby Letter of Credit plus the Agent's customary issuance fee, and
(b) in respect of each documentary Letter of Credit equal to (i) the Agent's customary issuance fee or amendment fee, as the case may be, which issuance fee or amendment fee, as the case may be, shall not be more than $110 per occurrence plus (ii) the Agent's customary time negotiation fee per document examination, which fee shall not be more than $110 per document examination plus (iii) one-quarter of one percent (1/4%) per annum on the face amount of such documentary Letter of Credit, such Letter of Credit Fee (but not such issuance, amendment, negotiation or document examination fee) to be for the accounts of the Banks in accordance with their respective Commitment Percentages.

        2B.7. USAGE OF UNUSED COMMITMENT FOR BANKERS ACCEPTANCES. Each Bank may, in its sole discretion at the request of a Borrower or Dynatech, and pursuant to such documentation as such Bank may require, issue Bankers Acceptances in lieu of Advances or Loans which would otherwise be permitted to be made pursuant to the terms of this Agreement, in such amount and upon such terms as such Bank and such Borrower and Dynatech may agree upon; provided, however, that (a) the amount of each such draft shall reduce the unused portion of the Total Commitment and such Bank's Commitment available to the Borrowers for borrowing hereunder by such amount; (b) any such unpaid Bankers Acceptance shall, for purposes of determining the Commitment Fee payable from time to time and for purposes of Section 9.2 hereof, be deemed to constitute outstanding and unpaid Loans; (c) the drafts to be so accepted by such Bank shall be eligible for discount with the Federal Reserve Bank of the district in which the accepting Bank is located under any requirements imposed by law, regulations, administrative ruling, interpretation, practice or custom, imposed on such discount at the time such Bankers Acceptance are created; and (d) no draft accepted shall have a maturity date later than the Commitment Expiry Date. Drafts to be accepted under the terms thereof shall be drawn on such Bank at such Bank's discount rate, plus a commission not to exceed three percent (3%) per annum. The aggregate amount of such drafts to be presented at any one time shall be at least $100,000. All shipping documents and warehouse receipts securing such Bankers Acceptances shall be held by such Bank for its own benefit. The Borrowers jointly and severally agree, on the maturity date of any such draft accepted by such Bank, to pay such Bank the face amount of such draft.

        SECTION 3.  CONDITIONS OF LENDING.

        3.1. CONDITIONS TO CLOSING. The obligations of the Banks to make the initial Advances and of the Agent to issue any Letters of Credit and Bankers Acceptances, and the effectiveness of this Agreement shall be subject to the satisfaction of the following conditions precedent:

                (a) Each of the Loan Documents shall have been duly executed and delivered by the respective parties thereto, shall be in full force and effect and shall be in form and substance satisfactory to each of the Banks. Each Bank shall have received a fully executed copy of each such document.

                (b) The  representations  and warranties  contained in Section 4
        shall  be  true  and   accurate   (except  to  the   extent   that  such
        representations and warranties relate to an earlier date).

                (c) There shall have been no material adverse change in the business or financial affairs of Dynatech and its Subsidiaries since the year-end financial statements delivered to each of the Banks for the most recent year.

               (d) The Agent shall have received certified copies of the following in form and substance satisfactory to the Agent and in sufficient copies for each Bank:

                    (i) The resolutions of the Board of Directors of each of the
               Borrowers and the Guarantors approving the Loan Documents to which each is a party;

                    (ii) all  documents  evidencing  other  necessary  corporate action and the governmental approvals, if any, with respect to the Loan Documents to which each of the Borrowers and the Guarantors is a party; and

                         (iii) a secretary's certificate certifying that no change to the charter or other incorporation documents of each of the Borrowers has occurred since December 22, 1992, and an incumbency certificate for each Borrower and Guarantor.

                (e) The Banks shall have received an opinion addressed to the Agent and the Banks from Messrs. Goodwin, Procter & Hoar, counsel for the Borrowers and the Guarantors, in form and substance satisfactory to the Banks.

        3.2. CONDITIONS TO MAKING OF EACH ADVANCE. The obligations of the Banks to make any Advances and of the Agent to issue, renew or extend any Letters of Credit and Bankers Acceptances, and to convert the Advances to the Term Loan shall be subject to the following:

                (a) The Agent and, in the case of M/M Rate Advances, the Bank making such Advance shall have timely received from the applicable Borrower (and Dynatech, if applicable) any notice required under any provisions of this Agreement, signed by the President or the chief financial officer of such Borrower (and Dynatech, respectively, if applicable) which request without more will constitute a certification by such officer(s) as to the matters set forth in paragraphs (b), (c), and (d)(i) below.

          (b) The representations and warranties contained in Section 4 shall be true and accurate in all material respects.

          (c) No Default or Event of Default shall have occurred and be continuing.

                (d) The making of the Loan shall not contravene any law or rule or regulation thereunder binding upon (i) any Borrower or any of its Subsidiaries or (ii) the Banks.

                (e) If an acquisition of the type described in Section 2.12(b) occurs, the Banks shall not be required to make any Advances unless and until the conditions set forth in clauses (i) and (ii) of said Section 2.12(b) have been satisfied; provided, that unless or until repayment is required to be made pursuant to ss.2.12(b), the Borrowers will be permitted to retain outstanding those Advances outstanding prior to such acquisition and to convert outstanding Advances to other types of Advances in accordance with ss.2.9(a) hereof.

        SECTION 4.  REPRESENTATIONS AND WARRANTIES.

     Each of the Borrowers and the Guarantors represents and warrants to the Banks and the Agent that:

        4.1. ORGANIZATION, GOOD STANDING, AUTHORITY, ETC. Such Borrower or Guarantor, as the case may be, and each of its Subsidiaries (a) is a corporation duly organized, existing and in good standing under the laws of the jurisdiction of its incorporation, (b) has all requisite corporate power to own its property and conduct its business as now conducted and as presently contemplated and (c) is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the nature of its properties or its business requires such qualification except where the failure to so qualify will not have a materially adverse effect on such Borrower or Guarantor, as the case may be, and its Subsidiaries. The execution, delivery and performance of this Agreement and the transactions contemplated hereby and thereby are within the corporate authority of such Borrower or Guarantor, as the case may be, have been authorized by proper corporate proceedings and do not and will not contravene any provisions of its charter, other incorporation papers, by-laws or any stock provision or any amendment thereof or, any provisions of law or of any indenture, material agreement, instrument or undertaking binding upon such Borrower or Guarantor, as the case may be, or any of its Subsidiaries, or any property of such Borrower or Guarantor, as the case may be, or any of its Subsidiaries. The execution, delivery and performance of this Agreement by such Borrower or Guarantor, as the case may be, will result in valid and legally binding obligations of such Borrower or Guarantor, as the case may be, enforceable in accordance with their respective terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditor's rights.

        4.2. GOVERNMENTAL APPROVALS. No approval or consent of, or filing with, any governmental agency or authority is required to make valid and legally binding the execution, delivery and performance of this Agreement and the Loan Documents and consummation of the transactions among the parties hereto contemplated hereby or thereby.

        4.3. SUBSIDIARIES. Dynatech is the owner, directly or indirectly, free and clear of all liens and encumbrances, of all of the issued and outstanding voting stock of each Subsidiary as indicated in Schedule 1 attached hereto (except Dynatech owns only 65% of the voting stock of Datatel France and except, in the case of foreign Subsidiaries, for directors' qualifying shares and shares held by nominees as required by law). All shares of such stock have been validly issued and are fully paid (except the stock of Dynatech Holdings, Ltd. and Dynatech Euromedical, Ltd., both of Guernsey, C.I.) and non-assessable and no rights to subscribe to additional shares have been granted.

        4.4.  COMPLIANCE  WITH OTHER  INSTRUMENTS.  Neither  any  Borrower,  any
Guarantor nor any of their Subsidiaries is in material default under any provisions of its charter, other incorporation papers, by-laws or stock provisions or any amendment thereof or of any indenture or material agreement or of any order, regulation, ruling or requirement of a court or public body or authority by which it is bound.

        4.5. LITIGATION. Except as disclosed in Schedule 2 attached hereto, no action, suit, investigation or proceeding is pending or known to be threatened against any Borrower, any Guarantor or any of their Subsidiaries before any court or administrative agency which, if adversely determined, would, either in any case or in the aggregate, result in a liability of any Borrower, any Guarantor or any of their Subsidiaries in excess of $3,000,000 not covered by insurance, nor is any substantial basis for any such litigation known to exist.

        4.6. NO ADVERSE CONTRACTS, ETC. Neither any Borrower, any Guarantor nor any of their Subsidiaries is subject to any provision of its charter, other incorporation papers, by-laws or stock provisions or any amendment thereof or a party to or otherwise bound by any indenture or agreement or bound by any order, regulation, ruling or requirement of a court or public body or authority which will, under current or foreseeable conditions, materially adversely affect its normal operations or impair its financial condition or prospects.

        4.7. FINANCIAL STATEMENTS. Dynatech has furnished to each of the Banks: a consolidated balance sheet as at March 31, 1995 and related consolidated statements of income and retained earnings, changes in financial position and additional paid-in capital of Dynatech and its Subsidiaries for the fiscal year then ended, certified by Coopers & Lybrand. The balance sheet and statements described above have been prepared in conformity with generally accepted accounting principles applied on a consistent basis throughout the periods specified and present fairly the financial position of Dynatech and its Subsidiaries as at the date thereof.

        4.8. CHANGES.  Since the date of the financial  statements  described in
Section 4.7 hereof there has been no change in the assets, liabilities, financial condition or business of Dynatech or any of its Subsidiaries other than changes the effect of which has not been in any case, or in the aggregate, materially adverse.

        4.9. BUSINESS. Each Borrower, Guarantor and each of their Subsidiaries has good and marketable title to its properties and assets, including such properties and assets as are reflected in the consolidated balance sheet referred to in Section 4.7 hereof (except such assets as have been disposed of in the ordinary course of business subsequent to the date thereof) subject to no security interests except as is specifically set forth in Schedule 3. Each Borrower, Guarantor and each of their Subsidiaries enjoys peaceful and undisturbed possession under all leases of real or personal property of which it is lessee, none of which contains any burdensome provision which will materially adversely affect or impair the operation of such Borrower, Guarantor or any of their Subsidiaries, and all such leases are valid and subsisting and in full force and effect. To the best of each Borrower's and Guarantor's knowledge, such Borrower, Guarantor and each of their Subsidiaries owns or possesses the right to use all the franchises, rights and licenses, necessary for the conduct of its business as now conducted and as proposed to be conducted, without any known conflict with the rights of others.

        4.10. TAXES. All federal, state and other tax returns of each Borrower, Guarantor and their Subsidiaries required by law to be filed have been filed, and all federal, state and other taxes, assessments and other governmental charges upon each Borrower, Guarantor and their Subsidiaries or their properties which are due and payable have been paid, except those as are being in good faith appropriately contested and as to which appropriate reserves have been established in accordance with generally accepted accounting principles. Each Borrower and each Guarantor has set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods for which such returns have been filed.

        4.11. LOAN AS SENIOR INDEBTEDNESS. The Indebtedness hereunder evidenced by this Agreement will constitute "Senior Indebtedness" or "Senior Debt" in any instrument evidencing Indebtedness which purports to be Subordinated Indebtedness.

     4.12. NO DEFAULTS. No event has occurred and is continuing and no condition exists which constitutes or which after notice or lapse of time, or both, would constitute an Event of Default.

        4.13. REGULATION U. No Borrower or Guarantor is engaged in the business of owning or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of the Loans will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing and carrying any margin stock, except for the purchase by Dynatech of its capital stock to be held as treasury stock, restored to unissued status or eliminated from its authorized shares, provided that such purchase does not violate said Regulation U.

        4.14. PENSION PLANS. Neither any Borrower, any Guarantor nor any of their Subsidiaries maintains or contributes to any pension plan, the benefits of which are guaranteed, in whole or in part, by the Pension Benefit Guaranty Corporation.

       4.15. ABSENCE OF FINANCING STATEMENTS. Except with respect to liens permitted by Section 6.2 hereof, there is no financing statement, security agreement, chattel mortgage, real estate mortgage or other document filed or recorded with any filing records, registry or other public office, that purports to cover, affect or give notice of any present or possible future lien on, or security interest in, any assets or property of the Borrowers, the Guarantors or any of their Subsidiaries or any rights relating thereto.

        SECTION 5.  CERTAIN AFFIRMATIVE COVENANTS.

        The Borrowers and the Guarantors jointly and severally covenant and agree that, so long as any amounts are owing with respect to this Agreement or any Bank has any obligation to make any Loans or the Agent has any obligation to issue, extend or renew any Letters of Credit, each of the Borrowers and the Guarantors will (and to the extent applicable to any Subsidiary, will cause each such Subsidiary to):

     5.1. CURRENT RATIO. Cause Dynatech to maintain at all times a Current Ratio of at least 1.75:1.00.

        5.2. TANGIBLE NET WORTH. Cause Dynatech to maintain Consolidated Tangible Net Worth of not less than the sum of (a) $90,000,000 plus (b) seventy-five percent (75%) of the cumulative net profits (after taxes) of Dynatech and its Subsidiaries for each fiscal quarter commencing on or after April 1, 1995, excluding from the computation of such cumulative net profits any net loss in any such fiscal period, plus (c) 100% of the aggregate amount of the proceeds from any sale made by Dynatech after April 1, 1995 of its equity securities or warrants or subscription rights for such securities, exclusive of sales of such securities pursuant to employee stock option, purchase, benefit or 401(k) plans or other employee benefit arrangements.

     5.3. DEBT TO WORTH RATIO. Cause Dynatech to maintain a Debt to Worth Ratio of not more than 2.50:1.00.

        5.4. FIXED CHARGE COVERAGE. Cause Dynatech to maintain a ratio of (a) Net Revenues Available for Debt Service for each period of four (4) consecutive fiscal quarters, to (b) Debt Service for such period, of at least 3.00:1.00.

     5.5. PUNCTUAL PAYMENT. Duly and punctually pay or cause to be paid the principal of and interest and all other sums due under this Agreement in accordance with the terms of this Agreement.

        5.6. CONDUCT OF BUSINESS. Carry on its business in an efficient manner; cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights and franchises; effect and maintain its foreign qualifications, licensing, domestication or authorization except as terminated by the Board of Directors of such Borrower, Guarantor or of their Subsidiaries in the exercise of its reasonable judgment; comply in all material respects with all applicable laws; and not become obligated under any contract or binding arrangement which materially adversely impairs the financial condition or business of Dynatech and its Subsidiaries as a whole.

        5.7. TAXES, ETC. Duly pay and discharge, or cause to be paid and discharged, before the same shall become in arrears, all taxes, assessments and other governmental charges imposed upon it and its properties, sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials, or supplies which if unpaid might by law become a lien or charge upon any of its property; provided, however, that neither any Borrower, any Guarantor nor any of their Subsidiaries shall be required to pay any such item if the validity thereof shall currently be appropriately contested in good faith and if such Borrower, such Guarantor or a Subsidiary, as the case may be, shall have set aside on its books reserves deemed by it adequate with respect to such item.

        5.8. MAINTENANCE OF PROPERTIES. Maintain and keep the properties used or deemed by it to be useful in its business in good repair, working order and condition, and make or cause to be made all needful and proper repairs thereto and replacements thereof.

        5.9. MAINTENANCE OF INSURANCE. Maintain with financially sound and reputable insurers, insurance, including specifically product liability insurance, with respect to properties and business of such Borrower, Guarantor and their Subsidiaries against such casualties and contingencies and in such types and amounts as shall be in accordance with sound business practices for companies in similar businesses similarly situated.

        5.10. RECORDS AND ACCOUNTS. Keep true records and books of account in which full, true and correct entries will be made in accordance with generally accepted accounting principles and maintain adequate accounts and reserves for all taxes (including income taxes), all depreciation, depletion, obsolescence and amortization of its properties, all other contingencies, and all other proper reserves.

        5.11.  FINANCIAL STATEMENTS. Cause to be furnished to each of the Banks:

     (a) as soon as practicable and, in any event, within 45 days after the end of each of the first three quarterly periods of each fiscal year of Dynatech, consolidated balance sheets of Dynatech and its Subsidiaries as at the end of such period, and consolidated statements of income and retained earnings, changes in financial position and additional paid-in capital of Dynatech and its Subsidiaries for such period and for the period from the beginning of the current fiscal year to the end of such period, setting forth in comparative form the figures for the corresponding periods of the previous fiscal year, all in reasonable detail satisfactory to the Agent, prepared in accordance with generally accepted accounting principles applied on a consistent basis except as otherwise disclosed and certified as complete and correct, subject to changes resulting from audit and year-end adjustments, by the principal financial officer of Dynatech who, at the time of delivery thereof, shall also certify as to the compliance with Sections 5.1 through 5.4 of this Agreement, and provide, and certify as to the accuracy of, the computations evidencing compliance therewith;

                (b) as soon as practicable and, in any event, within 90 days after the end of each fiscal year (or within such shorter period as applicable stock exchange regulations may require for mailing of the annual report to stockholders), consolidated balance sheets, statements of income and retained earnings, changes in financial position and additional paid in capital of Dynatech and its Subsidiaries as at the end of such year, each setting forth in comparative form the figures for the previous fiscal year, all in reasonable detail satisfactory to the Agent, prepared in accordance with generally accepted accounting principles applied on a consistent basis except as otherwise disclosed, and accompanied by a report and opinion of Coopers & Lybrand or other independent certified public accountants of recognized standing selected by Dynatech and satisfactory to the Agent, which opinion and report shall have been prepared in accordance with generally accepted auditing standards;

                (c) upon each delivery of financial statements pursuant to paragraph (b) of this Section 5.11, a copy of Schedule 5 to this Agreement revised to reflect the Material Subsidiaries existing on and as of the date thereof and the contribution of each such Material Subsidiary to Consolidated Tangible Net Worth and Consolidated Gross Revenues as of the end of such fiscal year.

                (d) promptly upon their becoming available, copies of all financial statements, reports, notices and proxy statements sent by Dynatech or any of its Subsidiaries to stockholders, and of all regular and periodic reports filed by Dynatech or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental authority succeeding to any or all of the functions of said Commission;

                (e) from time to time any such information regarding the financial and other affairs of Dynatech and its Subsidiaries and such operating statements, cost analysis and proposed budgets as the Agent or any Bank may reasonably request.

        At the time of each delivery of financial statements pursuant to paragraph (b) of this Section 5.11, Dynatech shall furnish a statement of independent certified public accountants that they have caused the provisions of this Agreement to be reviewed, insofar as they relate to accounting matters, and that they have no knowledge of the existence of any Default or Event of Default, or if they have such knowledge, specifying the nature and period of existence thereof. Such statement shall also contain the accountant's computations evidencing compliance with the provisions of Sections 5.1 through 5.4 of this Agreement. If any Borrower shall at any other time obtain knowledge of the existence of any Default or Event of Default, such Borrower shall forthwith deliver to the Agent (with sufficient copies for the Banks) a certificate specifying the nature and period of existence thereof and what action the Borrowers propose to take with respect thereto.

        5.12. INSPECTION. Permit the Banks, through the Agent or any of their designated representatives, at the Banks' expense, to visit and inspect any of its properties and to examine its books and discuss the affairs, finances and accounts of the Borrowers, the Guarantors or any of their Subsidiaries with its officers, all at such reasonable times and as often as the Agent or any Bank may reasonably request. Each Bank agrees to keep confidential any and all of the information obtained hereby, provided that (i) such information may be available for inspection or examination by any governmental regulatory authority having jurisdiction over the Agent or any Bank and (ii) such information may be made available to any bank or institutional lender in connection with the assignment by any Bank of, or the granting by any Bank of participations in, the Loans hereunder provided that such bank or institutional lender agrees to comply with the provisions of this sentence as if such bank or institutional lender were a Bank hereunder.

         5.13. NOTICE OF LITIGATION. Promptly notify the Agent and each of the Banks of the commencement of any litigation against any Borrower, Guarantor or any of their Subsidiaries which, if adversely determined, would, either in any case or in the aggregate, result in a liability of such Borrower, Guarantor or any of their Subsidiaries in excess of $3,000,000 not covered by insurance.

         5.14. FURTHER ASSURANCES. Cooperate with the Banks and take such action and execute such further instruments and documents as the Banks (or any of them) shall reasonably request to carry out to their satisfaction the transactions contemplated by this Agreement.

         5.15. DOMESTIC MATERIAL SUBSIDIARIES AS BORROWERS. Upon the written request of the Agent or the Majority Banks, cause each Domestic Material Subsidiary of Dynatech to become a party to this Agreement and a Borrower for all purposes of this Agreement, and cause such Domestic Material Subsidiary to deliver to the Agent and the Banks a written instrument to such effect in form and substance satisfactory to the Agent and the Majority Banks, together with such records or evidence of corporate authorizations and other related proceedings and legal opinions, in form and substance satisfactory to the Agent and the Majority Banks, as the Agent or the Majority Banks may reasonably request to carry out the provisions of this Section 5.15. If a Borrower shall at any time cease to be a Domestic Material Subsidiary of Dynatech, its liability as a Borrower under this Agreement shall continue unless the Majority Banks otherwise agree.

         5.16. COMPLIANCE WITH LAWS, CONTRACTS, LICENSES, AND PERMITS. Comply with (a) the applicable laws and regulations wherever its business is conducted, including all Environmental Laws, unless the failure to so comply would not have a materially adverse effect on the business, assets or financial condition of the Borrowers or any of the Subsidiaries (b) the provisions of its charter documents and by-laws, (c) all agreements and instruments by which it or any of its properties may be bound and (d) all applicable decrees, orders, and judgments. If any authorization, consent, approval, permit or license from any officer, agency or instrumentality of any government shall become necessary or required in order that the Borrowers or any of their Subsidiaries may fulfill any of its obligations hereunder or any of the other Loan Documents to which the Borrowers or such Subsidiary is a party, the Borrowers will, or (as the case may be) will cause such Subsidiary to, immediately take or cause to be taken all reasonable steps within the power of the Borrowers or such Subsidiary to obtain such authorization, consent, approval, permit or license and furnish the Agent and the Banks with evidence thereof.


         SECTION 6.  CERTAIN NEGATIVE COVENANTS.

         The Borrowers and the Guarantors jointly and severally covenant and agree that, so long as any amounts are owing with respect to this Agreement or any Bank has any obligation to make any Loans or the Agent has any obligation to issue, extend or renew any Letters of Credit, each of the Borrowers will not and will not permit any of its Subsidiaries to:

         6.1. INDEBTEDNESS. Create, incur, assume, guarantee, agree to purchase or repurchase or provide funds in respect of, or otherwise become or be or remain liable with respect to, any Indebtedness of any type whatsoever owed to any Person, except:

                  (a)      Indebtedness to the Banks under this Agreement;

                  (b)  Indebtedness  owing  by  any  Borrower  to a  Subsidiary;
         Indebtedness owing to any Borrower by any of its Subsidiaries; and Indebtedness owing by any Subsidiary to any other Subsidiary so long as the lending Subsidiary (i) has not borrowed from a Borrower, or (ii) has guaranteed the punctual payment of amounts owing under this Agreement; provided that the aggregate amount of Indebtedness owing by Foreign Material Subsidiaries to Dynatech (other than Indebtedness existing on the date hereof as reported on Schedule 6.1(b) hereof) plus the amount of equity Investments made as permitted under ss.6.3(d) hereof shall not, as at the end of any fiscal year, exceed 20% of Consolidated Tangible Net Worth;

                  (c) Indebtedness and other liabilities of Dynatech and/or any of its Subsidiaries incurred in the ordinary course of business not incurred through (i) the borrowing of money or (ii) the leasing of property except as permitted by Section 6.1(d). No more than an aggregate of $7,000,000 in purchase-money indebtedness, secured by liens permitted under Section 6.2(a), may be outstanding at any one time pursuant to this Section 6.1(c);

                  (d) Indebtedness of Dynatech and/or any of its Subsidiaries in respect of rent due under leases of real or personal property for use in the ordinary course of business not to exceed in the aggregate for any twelve (12) consecutive calendar months 20% of Consolidated Tangible Net Worth at the beginning of such twelve months;

                  (e) Indebtedness of Dynatech and/or any of its Subsidiaries in respect of taxes, assessments, governmental charges, and claims for labor, materials or supplies to the extent that payment thereof shall not at the time be required to be made in accordance with the provisions of Section 5.7 hereof;

                  (f) Indebtedness of Dynatech and/or any of its Subsidiaries in respect of judgments or awards which have been in force for less than the applicable appeal period so long as execution is not levied thereunder, or in respect of which Dynatech or a Subsidiary shall at the time in good faith be prosecuting an appeal or proceedings for review and in respect of which a stay of execution shall have been obtained pending such appeal or review or which do not, in the aggregate, exceed $2,500,000 not covered by insurance;

                  (g)      Subordinated Indebtedess;

                  (h) Indebtedness of Dynatech and/or any of its Subsidiaries in an amount not to exceed $10,000,000 in the aggregate which Indebtedness is incurred to purchase real estate and which is non-recourse Indebtedness secured only by such real estate; and

               (i) Unsecured Indebtedness of Dynatech and/or any of its Subsidiaries not otherwise specified in this ss.6.1, provided, all of such Indebtedness shall not exceed in an aggregate principal amount outstanding, $40,000,000.

     6.2. LIENS. Create, incur, assume or permit to exist any mortgage, lien, charge, security interest or other encumbrance on any property or asset of any Borrower or any of its Subsidiaries, except:

                  (a) liens securing the payment of the purchase price of personal property purchased by any Borrower or any of its Subsidiaries for use in the ordinary course of business, which liens are limited to the property so purchased;

                  (b) liens to secure claims for labor, material or supplies to the extent that payment thereof shall not at the time be required to be made in accordance with Section 5.7;

                  (c) deposits or pledges made in connection with, or to secure payment of, workmen's compensation, unemployment insurance, old age pensions or other social security or in connection with contests thereof to the extent that payment thereof shall not at that time be required to be made in accordance with Section 5.7;

               (d) liens for taxes or assessments or governmental charges or levies if payment shall not at the time be required to be made in accordance with Section 5.7;

               (e) liens securing Indebtedness permitted by Section 6.1 (h);

                  (f)      those liens set forth in Schedule 3 hereto;

                  (g) liens, mortgages or security interests on assets of any entities or assets of such entities being acquired by any Borrower or any of its Subsidiaries, which liens, mortgages or security interests exist immediately prior to any such acquisition;

               (h) liens in addition to the liens  otherwise  specified  in this
          Section  6.2  securing   Indebtedness  not  to  exceed  $2,000,000  in
          aggregate amount at any one time outstanding; and

                  (i) liens, pledges and other encumbrances with respect to capital stock of Dynatech which is held by it as treasury stock, is restored to unissued status or is eliminated from authorized shares.

         6.3. INVESTMENTS. Make or permit to exist any Investments of any Borrower and/or any of its Subsidiaries, directly or indirectly, in excess of $6,000,000 in the aggregate other than:

                  (a) Marketable direct obligations of the United States of America or of the United Kingdom, France, Germany or Japan which mature within one year from the date of issue;

                  (b) Certificates of deposit of domestic or foreign banks having total combined capital and surplus in excess of $100,000,000 or which are rated P-1 or better for short-term certificates of deposit and A-2 or better for long-term certificates of deposit by Moody's Investor Services Inc.;

                  (c) Securities commonly known as "commercial paper" issued by any domestic corporation, which at the time of purchase have been rated, and the ratings for which are not less than "Prime" if rated by the National Credit Office, and not less than "A" if rated by Standard and Poor's;

                  (d)   Investments   in  other   Borrowers  or  Guarantors  and
         Investments in Foreign Material Subsidiaries; provided that the aggregate amount of Investments consisting of equity Investments made after the date hereof, and debt Investments made after the date hereof, by Dynatech in Foreign Material Subsidiaries shall not, as at the end of any fiscal year, exceed 20% of Consolidated Tangible Net Worth;

               (e) Investments in the capital stock of Dynatech which is held by Dynatech as treasury stock, is restored to unissued status or is eliminated from authorized shares;

               (f) Investments made as permitted under Section 6.4(b) provided the amount of such Investments shall not exceed, in the aggregate $20,000,000;

               (g) Investment consisting of a maximum of a $4,000,000 note made by the purchaser of Micro Processor Systems, Inc. ("MPSI"), and delivered to Dynatech pursuant to a sale by Dynatech of the stock of MPSI as permitted by ss.6.4(d) hereof; and

                  (h) Investments consisting of notes made by any purchaser of certain assets or stock of the Borrowers or any of their Subsidiaries, and delivered to such seller pursuant to a sale permitted by ss.6.4 hereof, provided that the aggregate amount of all such notes does not exceed $5,000,000.

         6.4. MERGER, CONSOLIDATION OR SALE OF ASSETS, ETC. Become a party to any merger or consolidation or take any action looking to any Borrower's or any Subsidiary's dissolution or liquidation, or acquire any other business, or interest therein by merger or acquisition of assets, or sell, lease or otherwise dispose of any substantial part of its assets, except that:

                  (a) a Subsidiary may be merged or consolidated with a Borrower if such Borrower shall be the continuing or surviving corporation or with any one or more other Subsidiaries if the successor formed or resulting from such consolidation or merger shall be a Subsidiary;

                  (b) any Borrower or any of its Subsidiaries may consolidate or merge with or acquire all or less than all of the stock or substantially all the assets of any other corporation or other entity; provided that (i) unless the acquiring company demonstrates to the satisfaction of the Banks that no proceeds of any Loans are used to fund such transaction, such transaction must have been approved by the Board of Directors of such other corporation or the governing body of such other entity, (ii) such Borrower or a Subsidiary must be the survivor in such transaction and (iii) immediately after the effectiveness of any such transaction, there shall occur and be continuing no Default or Event of Default under this Agreement;

               (c) any Subsidiary may sell, lease, transfer or otherwise dispose of all or any portion of its assets to a Borrower or another Subsidiary, or if such Subsidiary is not a Material Subsidiary, to any other Person, and such Subsidiary may thereafter be dissolved or liquidated (provided that immediately after the effectiveness of any such merger, consolidation, sale, dissolution, liquidation, lease or other disposition, there shall have occurred and be continuing no Default or Event of Default under this Agreement); and

                  (d) Dynatech or any Subsidiary may sell, transfer or otherwise dispose of all or any portion of the stock of a Subsidiary, if such Subsidiary is not a Material Subsidiary, to any other Person (provided that immediately after the effectiveness of any such merger, consolidation, sale, dissolution, liquidation or other disposition there shall have occurred and be continuing no Default or Event of Default under this Agreement) and if such Subsidiary is also a Borrower, such Subsidiary shall cease being a Borrower upon the effectiveness of such sale, transfer or disposition.

         6.5. SALE AND LEASE-BACK. Sell or transfer or permit any of its Subsidiaries to sell or transfer any of its properties with the intention of taking back a lease of any such property or substantially similar property other than the sale and lease-back of properties having an aggregate fair market value not in excess of $6,000,000 occurring after the date hereof. The Borrowers and/or any of their Subsidiaries have heretofore entered into the sale and leaseback transactions set forth on Schedule 4 to this Agreement.

         6.6.  CHANGE IN TERMS AND PREPAYMENT OF SUBORDINATED INDEBTEDNESS.

                  (a) Effect or permit any change in or amendment to (i) the terms by which any Subordinated Indebtedness purports to be subordinated to the payment and performance of the Borrowers' obligations under this Agreement or (ii) the terms relating to the repayment of any Subordinated Indebtedness; or

                  (b) Directly or indirectly, make any payment of any principal of or in redemption, retirement or repurchase of Subordinated Indebtedness except payments required by the instruments evidencing such Subordinated Indebtedness.

         6.7. NATURE OF BUSINESS. Substantially change the nature of its business as presently conducted except with the prior written consent of the Banks.

         6.8. PENSION PLANS. Permit any employee pension benefit plan (as that term is defined in Section 3 of ERISA) maintained by the Company or any Related Entity to (i) engage in any "prohibited transaction" as such term is defined in
Section 4975 of the Internal Revenue Code of 1986, as amended which could result in a material liability for the Company or any Related Entity; or (ii) incur any "accumulated funding deficiency", as such term is defined in Section 302 of ERISA, whether or not waived; or (iii) fail to contribute to or terminate any such benefit plan in a manner which could result in the imposition of a lien or encumbrance on the assets of the Company or any Related Entity pursuant to Sections 302(f) or 4068 of ERISA.

         SECTION 7.  EVENTS OF DEFAULT:  ACCELERATION.

         If any of the following events ("Events of Default" or, if notice or lapse of time or notice and lapse of time is required, then, prior to notice and/or lapse of time, "Defaults") shall occur:

               (a) if any Borrower or Guarantor shall default in any payment of any principal amount outstanding hereunder or any Reimbursement Obligation when the same shall become due and payable, whether at maturity or at any date fixed for payment or prepayment or by declaration or otherwise; or

                  (b) if any Borrower or Guarantor shall default in the payment of any interest with respect to principal outstanding hereunder or any Commitment Fee, any Letter of Credit Fee or Leverage Fee after the due date thereof, whether at maturity or at any date fixed for payment or prepayment or by declaration or otherwise; or

                  (c) if written notice shall be given by the Agent to any Borrower of default in the performance of or compliance with any term contained in any of Sections 5.1 through 5.4, 5.11 (and, in the case of a failure to comply with ss.5.11, such default shall not have been cured within 5 days after such written notice has been given to such Borrower by the Agent), 5.12 and 6.1 through 6.8 inclusive, hereof; or

                  (d) if any Borrower or Guarantor shall default in the performance of or compliance with any term contained herein or in the other Loan Documents other than those referred to above in this Section 7, and such default shall not have been remedied within 30 days after written notice thereof shall have been given to such Borrower by the Agent; or

                  (e) if any representation, warranty or certification made in writing by or on behalf of any Borrower or Guarantor herein or in connection with any of the transactions contemplated hereby shall prove to have been false or incorrect in any material respect on the date as of which made; or

                  (f) if any Borrower, any Guarantor or any of their Subsidiaries (other than a Borrower or a Guarantor which would not be a Material Subsidiary of Dynatech or a Subsidiary which is not a Material Subsidiary (a "DeMinimus Subsidiary"), unless any Borrower or any

         Material Subsidiary has been adversely affected by the occurrence of such event) shall default (as principal or guarantor or other surety) in the payment of any principal or premium, if any, or interest on any other Indebtedness in respect of borrowed money in an amount which either individually or in the aggregate exceeds $500,000, including but not limited to, any other loans made by the Banks to the Borrowers or the Guarantors, or with respect to any of the terms of any evidence of such Indebtedness or any mortgage, pledge, assignment, indenture, bankers acceptance or other agreement relating thereto, and such default shall continue for more than the period of grace, if any, specified therein and if the holder of such Indebtedness declares all amounts payable with respect thereto to be due and payable by reason of such default; or

                  (g)  if  any   Borrower,   any   Guarantor  or  any  of  their
         Subsidiaries makes an assignment for the benefit of creditors, or petitions or applies for the appointment of a liquidator or receiver of such Borrower, Guarantor or any of their Subsidiaries or of any substantial part of the assets of such Borrower, Guarantor or any of their Subsidiaries or commences any proceeding relating to such Borrower, Guarantor or any of their Subsidiaries under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect; provided, however, that this paragraph (g) shall not apply to the dissolution or liquidation of any Subsidiary pursuant to Section 6.4(c) hereof or to any DeMinimus Subsidiary unless any Borrower or any Material Subsidiary may be adversely affected by the occurrence of such event; or

                  (h) if any such petition or application is filed or any such proceeding is commenced against any Borrower, any Guarantor or any of their Subsidiaries (other than a DeMinimus Subsidiary unless any Borrower or any Subsidiary which is not a DeMinimus Subsidiary may be adversely affected by the occurrence of such event), and such Borrower or any such Material Subsidiary indicates its approval thereof, consent thereto or acquiescence therein or any such petition, application or proceeding remains undischarged for 45 days, or an order is entered appointing any such liquidator or receiver, or adjudicating such Borrower or any such Material Subsidiary bankrupt or insolvent, or approving a petition in any such proceeding; or

                  (i) if any order is entered in any proceeding by or against any Borrower, any Guarantor or any of their Subsidiaries (other than a DeMinimus Subsidiary unless any Borrower or any Material Subsidiary may be adversely affected by the occurrence of such event) decreeing or permitting the dissolution or split-up of such Borrower, such Guarantor or any such Subsidiary or the winding-up of its affairs; or

                  (j) if there shall remain in force, undischarged, unsatisfied and unstayed, for more than 30 days, whether or not consecutive, any final judgment (which has become non-appealable) against any of the Borrowers, the Guarantors or any of their Subsidiaries which, with other outstanding final judgments, undischarged, against any Borrower or Guarantor and any of the Subsidiaries of the Borrowers or the Guarantors exceeds in the aggregate $100,000; or

                  (k) if any Domestic Material Subsidiary of Dynatech shall fail to become a Borrower party to this Agreement within 30 days after the Agent or the Majority Banks have requested the same in writing pursuant to the provisions of Section 5.15 hereof;

then, and in any such event, so long as the same may be continuing, the Agent may, and upon the request of any combination of Banks whose Commitment Percentages aggregate at least 51% shall, by written notice to the Borrowers declare: (i) the obligation of each Bank to make Advances and/or Term Loans to the Borrowers to be terminated, where upon the same shall terminate, and the obligation of the Agent to issue, extend or renew any Letters of Credit shall be relieved and/or (ii) all amounts to be forthwith due and payable under this Agreement, whereupon the same shall forthwith mature and become immediately due and payable together with interest thereon and all other amounts then owing under this Agreement, without presentment, demand, protest or notice, all of which are hereby waived, provided that upon the occurrence of any of the events specified in subsections (g) and (h) of this Section 7, such termination of the obligations to make Advances and/or Term Loans and issue, extend or renew Letters of Credit and acceleration of the maturity of the Loans shall occur automatically and without any action by the Agent or any of the Banks.

         SECTION 8.  NOTICE AND WAIVERS OF DEFAULT.

     8.1. NOTICE OF DEFAULT. If any Person shall give any notice or take any other action in respect of a claimed Default (whether or not constituting an Event of Default) under this Agreement or any other note, evidence of indebtedness, indenture or other obligation as to which any Borrower or Guarantor is a party, or obligor, whether as principal or surety, such Borrower or Guarantor, as the case may be, shall forthwith give written notice thereof to each of the Banks, describing the notice or action and the nature of the claimed Default.

         8.2. WAIVERS OF DEFAULT. Any Default or Event of Default may be waived as provided in Section 11.5 hereof. Any Default or Event of Default so waived shall be deemed to have been cured and to be not continuing; but no such waiver shall extend to or affect any subsequent like default or impair any rights arising therefrom.

         SECTION 9.  REMEDIES ON DEFAULT, ETC.

         9.1. RIGHTS OF BANKS. In case any one or more of the Events of Default specified in Section 7 shall have occurred and be continuing, and whether or not all amounts owing with respect to the Loans or the Reimbursement Obligations have been declared due and payable pursuant to Section 7, each Bank, if owed any amount with respect to the Loans or the Reimbursement Obligations, may proceed to protect and enforce its rights by suit in equity, action at law and/or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement, including to the extent legally available, the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Bank.

         9.2. SET-OFF. Upon the occurrence and during the continuance of any Event of Default, each Bank is hereby authorized at any time and from time to time, without notice (any such notice being expressly waived hereby) and to the fullest extent permitted by law and without regard to any collateral or other source of payment whatsoever, to set off and apply any and all deposits (general or specific, time or demand, provisional or final, regardless of currency, maturity, or the branch of the Bank where the deposits are held) at any time held or other sums credited by or due from any of the Banks to any of the Borrowers against any and all Obligations of the Borrowers and the Guarantors to the Banks. Each of the Banks agrees with the other Banks that (a) if an amount to be set off is to be applied to Indebtedness of any Borrower or Guarantor to a Bank, other than Indebtedness evidenced by the then Outstanding Loans or Reimbursement Obligations held by all of the Banks, such amount shall be applied ratably to such other Indebtedness and to the Indebtedness evidenced by all

Outstanding Loans or Reimbursement Obligations of such Bank, and (b) if a Bank shall receive from any Borrower or Guarantor whether by voluntary payment, exercise of the right of set-off, counterclaim, cross action, enforcement of the claim related to Loans by a Bank by proceedings against such Borrower or such Guarantor at law or in equity or by proof thereof in bankruptcy, reorganization, liquidation, receivership or similar proceedings, or otherwise, any payment so received shall be shared so as to give effect to the provisions of Section 9.1 and, thereafter, in the manner contemplated by Section 2.17.

         SECTION 10.  THE AGENT.

                  (a) The Agent is authorized to take such action on behalf of each of the Banks and to exercise all such powers as are hereunder and in related documents delegated to the Agent, together with such powers as are reasonably incidental thereto, provided that no duties or responsibilities not expressly assumed herein or therein shall be implied to have been assumed by the Agent.

               (b) The relationship between the Agent and each of the Banks is that of an independent contractor. The use of the term "Agent" is for convenience only and is used to describe, as a form of convention, the independent contractual relationship between the Agent and each of the Banks. Nothing contained in this Agreement nor the other Loan Documents shall be construed to create an agency, trust or other fiduciary relationship between the Agent and any of the Banks.

                  (c) As an independent contractor empowered by the Banks to exercise certain rights and perform certain duties and responsibilities hereunder and under the other Loan Documents, the Agent is nevertheless a "representative" of the Banks, as that term is defined in Article 1 of the Uniform Commercial Code, for purposes of actions for the benefit of the Banks and the Agent with respect to all collateral security and guaranties contemplated by the Loan Documents.

                  (d) The Agent may exercise its powers and execute its duties by or through employees or agents and shall be entitled to take, and to rely on, advice of counsel concerning all matters pertaining to its rights and duties under this Agreement and the other Loan Documents. The Agent may utilize the services of such Persons as the Agent in its sole discretion may reasonably determine. All reasonable fees and expenses of any auditors, financial examiners, appraisers and attorneys utilized by the Agent pursuant to this paragraph shall be paid by the Borrowers.

                  (e) Neither the Agent nor any of its shareholders, directors, officers or employees nor any other Person assisting them in their duties nor any agent or employee thereof, shall be liable for any waiver, consent or approval given or any action taken, or omitted to be taken, in good faith by it or them hereunder or under any of the other Loan Documents, or in connection herewith or therewith, or be responsible for the consequences of any oversight or error of judgment whatsoever, except that the Agent or such other Person, as the case may be, may be liable for losses due to its willful misconduct or gross negligence.

                  (f) The Agent shall not be responsible for the execution or validity or enforceability for this Agreement, the Notes, the Letters of Credit, the Bankers' Acceptances, any of the other Loan Documents or any instrument at any time constituting, or intended to constitute collateral security for the Loans or for the value of any such collateral security or for the validity, enforceability or collectibility or any such amounts owing with respect to the Loans, or for any recitals or statements, warranties or representations herein or made in any certificate or instrument hereafter furnished to it by or on behalf of any Borrower or be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements herein or in any instrument at any time constituting, or intended to constitute, collateral security for the Loans. The Agent shall not be bound to ascertain whether any notice, consent, waiver or request delivered to it by any Borrower or any holder of any of the
         Loans  shall  have  been  duly  authorized  or is  true,  accurate  and complete. The Agent has not made nor does it now make any representations or warranties, express or implied, nor does it assume any liability to the Banks with respect to the credit worthiness or financial condition of any Borrower or Guarantor and each Bank represents and warrants to the Agent that it has made its own independent evaluation of the credit worthiness of the Borrowers and the Guarantors and has not relied upon the Agent or any material or information furnished by the Agent in making such evaluation.

                  (g) A payment by the Borrowers or the Guarantors to the Agent hereunder or under any of the other Loan Documents for the account of any Bank shall constitute a payment to such Bank. The Agent agrees promptly to distribute to each Bank such Bank's pro rata share of payments received by the Agent for the account of the Banks except as otherwise expressly provided herein or in any of the other Loan Documents. If, in the reasonable opinion of the Agent, the distribution of any amount received by it in such capacity hereunder might involve it in liability, it may refrain from making distribution until its right to make distribution shall have been adjudicated by a court of competent jurisdiction. If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.

                  (h) Notwithstanding anything to the contrary contained in this Agreement or any of the other Loan Documents, any Bank that fails to
         (i) make available to the Agent is pro rata share of any Loan or to purchase any Letter of Credit Participation or to purchase any participation as required by Section 9.1 hereto or (ii) comply with the provisions of Section 9.2 with respect to making dispositions and arrangements with the other Banks, where such Bank's share of any payment received, whether by setoff or otherwise, is in excess of its pro rata share of such payments due and payable to all of the Banks, in each case as, when and to the full extent required by the provisions of this Agreement, shall be deemed delinquent (a "Delinquent Bank") and shall be deemed a Delinquent Bank until such time as such delinquency is satisfied. A Delinquent Bank shall be deemed to have assigned any and all payments due to it from the Borrowers, whether on account of outstanding Loans, Unpaid Reimbursement Obligations, interest, fees or otherwise, to the remaining nondelinquent Banks for application to, and reduction of, their respective pro rata shares of all outstanding Loans and Unpaid Reimbursement Obligations. The Delinquent Bank hereby authorizes the Agent to distribute such payments to the nondelinquent Banks in proportion to their respective pro rata shares of all outstanding Loans and Reimbursement Obligations. A Delinquent Bank shall be deemed to have satisfied in full a delinquency when and if, as a result of application of the assigned payments to all outstanding Loans and Unpaid Reimbursement Obligations of the nondelinquent Banks, the Banks' respective pro rata shares of all outstanding Loans and Unpaid Reimbursement Obligations have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency.

                  (i) The Agent may deem and treat the payee of any Note or the purchaser of any Letter of Credit Participation as the absolute owner or purchaser thereof for all purposes hereof until it shall have been satisfied in writing with a different name by such payee or by a subsequent holder, assignee or transferee.

               (j) To the extent the Agent is not otherwise reimbursed by the Borrowers or the Guarantors, the Banks ratably agree hereby to indemnify and hold harmless the Agent from and against any and all claims, actions and suits (whether groundless or otherwise), losses, damages, costs, expenses (including any expenses for which the Agent has not been reimbursed by the Borrowers or the Guarantors as required by this Agreement), and liabilities of every nature and character arising out of or related to this Agreement, the Notes, or any of the other Loan Documents or the transactions contemplated or evidenced hereby or thereby, or the Agent's actions taken hereunder or thereunder, except to the extent that any of the same shall be directly caused by the Agent's willful misconduct or gross negligence.

                  (k) In its individual capacity, FNBB shall have the same obligations and the same rights, powers and privileges in respect to its Commitment and the Loans made by it, and as a holder of any of the Notes and as a purchaser of any Letter of Credit Participations, as it would have were it not also the Agent.

                  (l) The Agent may resign at any time by giving sixty (60) days prior written notice thereof to the Banks and the Borrowers. Upon any such resignation, the Majority Banks shall have the right to appoint a successor Agent. Unless a Default or Event of Default shall have occurred and be continuing, such successor Agent shall be reasonably acceptable to the Borrowers. If no successor Agent shall have been so appointed by the Majority Banks and shall have accepted such appointment within thirty (30) days after the retiring Agent's giving of notice of resignation, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which shall be a financial institution having a rating of not less than A or its equivalent by Standard & Poor's Corporation. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent's resignation, the provisions of this Agreement and the other Loan Documents shall continue in effect for its benefit with respect of any actions taken or omitted to be taken by it while it was acting as Agent.

         SECTION 11.  MISCELLANEOUS.

         11.1. EXPENSES. Whether or not the transactions contemplated hereby shall be consummated, the Borrowers jointly and severally agree on demand (a) to pay any taxes or filing fees in connection with the transactions contemplated by this Agreement and save the Agent and each of the Banks harmless from and against any and all liabilities resulting from any delay in paying or omission to pay any such fee or tax; (b) to pay the reasonable fees, expenses and disbursements to the extent incurred by the Agent and each of the Banks to legal counsel, including reasonable fees and time charges of legal counsel who may be employees of the Agent or any Bank, incurred in connection with the negotiation, preparation and completion of this Agreement and the transactions and other documents contemplated by this Agreement, and, in the case of the Agent, such expenses incurred in connection with the interpretation of the rights and duties of the Agent and the Banks thereunder and the negotiation, preparation and completion of any subsequent waivers, consent or amendments in connection therewith (provided, that the Borrowers shall not be obligated to pay any expenses of counsel related to assignments made pursuant to Section 11.6 hereof); and (c) to pay all reasonable out-of-pocket expenses (including reasonable attorney's fees and costs) incurred by the Agent and each of the Banks in connection with the enforcement of this Agreement except as provided in
Section 5.12 herein. The expenses of this Section 11.1 shall survive payment or satisfaction of payment of amounts owing under this Agreement.

         11.2. NOTICES, ETC. All notices, requests and other communications pursuant to this Agreement shall be in writing and shall be mailed by first-class mail, postage prepaid, or sent by telegraph or telecopy confirmed by letter, addressed as follows:

                  (a) If to Dynatech, at Three New England Executive Park, Burlington, Massachusetts 01803, Attention: Chief Financial Officer or at such other address as Dynatech shall last have furnished to the communicating party in writing.

                  (b) If to any other Borrower or any Guarantor, c/o Dynatech at the address provided for in Section 11.2(a) above, Attention: Chief Financial Officer or at such other address as such party shall last have furnished to the communicating party in writing.

                  (c) If to the Agent and FNBB, at 100 Federal Street, Boston, Massachusetts 02110, Attn: Debra E. DelVecchio, Vice President, or at such other address as the Agent shall last have furnished to the communicating party in writing.

                  (d) If to ABN AMRO, at One Post Office Square, 39th Floor, Boston, Massachusetts 02109, Attn: Lisa Sheehan, Assistant Vice
         President, or at such other address as ABN AMRO shall last have furnished to the communicating party in writing.

                  (e) If to Mellon, at Mellon Bank, N.A., One Boston Place, Boston, Massachusetts 02108, Attn: Robert H. Summersgill, First Vice President, or at such other address as Mellon shall last have furnished to the communicating party in writing.

         Any notice, request or communication so addressed and mailed by registered mail shall be deemed to have been given when mailed.

     Any notice of Borrowing under Section 2.6(b) or notices under Sections 2.8 or 2.9(a) hereof shall be signed on behalf of the applicable Borrower and Dynatech by the President or the chief financial officer (or other officer designated in writing to the Banks by the President or chief financial officer) of such Borrower and Dynatech, respectively, and shall not be revocable by such Borrower or Dynatech and shall obligate such Borrower to borrow a requested Advance for, or to convert an Advance or Term Loan to, a currency, Interest Period or interest rate as may be so specified. Any election made by the Borrowers or any Borrower, as the case may be, pursuant to Sections 2.3 or 2.12(c) shall be binding upon such Borrower and irrevocable. Notice of any prepayment having been given as required and all of the other conditions to such prepayment having been satisfied by all applicable Borrowers in compliance with the provisions of Sections 2.3 or 2.12(c), that amount of the principal of the Loan which shall have been designated for prepayment in such notice shall, on the date specified in such notice, become absolutely due and payable by the Borrowers jointly and severally.

         11.3. RELIANCE, ETC. All contracts, agreements, representations and warranties made herein and in certificates delivered pursuant hereto shall be deemed to have been material and relied upon by the Banks, notwithstanding any investigation made by any Bank or on any Bank's behalf and shall survive the execution of this agreement and the making of each Advance hereunder and shall continue in full force and effect until the obligations of the Borrowers and the Guarantors hereunder have been paid and satisfied in full.

         11.4. CAPTIONS.   The captions in this Agreement are for convenience of
reference only and shall not define or limit the provisions hereof.

         11.5. WAIVER, ETC. Except as otherwise expressly set forth in any particular provision of this Agreement, any consent or approval required or permitted by this Agreement to be given by the Banks may be given, and any term of this Agreement, the other Loan Documents or any other instrument related hereto or mentioned herein may be amended, and the performance or observance by any of the Borrowers of any term of this Agreement, the other Loan Documents or such other instrument or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Borrowers and the Majority Banks, provided, however, that:

          (a) Without the written consent of such Banks as hold 100% of the Total Commitment,

                           (i) no  reduction  in the  principal  amount  of,  or
                  interest rate on, Letter of Credit Fee, or any other amount payable in respect of, any Advance, or any Commitment Fee or Leverage Fee shall be made;

                           (ii) no extension or  postponement of the stated time
                  of payment of the principal amount of, or interest on, or any other amount payable in respect of, any Advance, Commitment Fee or Leverage Fee shall be made; and

                         (iii) no increase in the amount,  or  extension  of the
                    term, of the Commitments beyond those provided for hereunder shall be made.

                  (b) Without the written consent of such Banks as hold 100% of the Total Loan or after the Term Loan has been funded, the Term Loan (as reduced from time to time pursuant to the terms of this Agreement),

                         (i) no reduction in the principal amount of, or interest rate on, or any other amount payable in respect of, any Term Loan or Leverage Fee shall be made;

                           (ii) no extension or  postponement of the stated time
                  of payment of the principal amount of, or interest on, or any other amount payable in respect of, any Term Loan or Leverage Fee shall be made

                  (c) Without the written consent of all the Banks, no release of any Guarantor shall be given, provided, however, in the event the capital stock of any Guarantor shall be sold in accordance with the terms of this Agreement, or shall otherwise cease to exist in accordance with the terms of this Agreement, such Guarantor shall cease being a Guarantor as of the date such Guarantor is either sold or ceases to exist without any further action required by the Banks or the Agent

                  (d)      Without the written consent of the Agent,

                           (i)  no reduction in any of the Letter of Credit Fees
                             payable for the Agent's account shall be made; and

                           (ii)     no amendment to Section 10 shall be made.

No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing of delay or omission on the part of any Bank in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. No notice to or demand upon any Borrower or Guarantor shall entitle such Borrower or such Guarantor to other or further notice or demand in similar or other circumstances. No right, power or remedy conferred hereby upon any Bank or any other holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise.

     11.6. BENEFIT, ASSIGNMENTS, ETC. The rights of each of the Borrowers and the Guarantors under this Agreement shall not be assignable by any Borrower or any Guarantor, as the case may be, without the prior written consent of the Banks, the Agent and the other Borrowers and Guarantors. This Agreement shall be binding upon the successors and assigns of any Borrower or Guarantor, as the case may be, and shall inure to the benefit of and be binding upon the Agent and each Bank and their successors and assigns. The Banks may assign on one or more occasions, and to one or more Eligible Assignees, all or a portion of their respective interests, rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment hereunder and the same portion of the Loans at the time owing to it and any note or notes held by it and its participating interest in the risk relating to any Letters of Credit) with the prior consent of Dynatech (which consent will not be unreasonably withheld or delayed); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all of such Bank's rights and obligations under this Agreement, (ii) the initial amount of the Commitment of the Bank subject to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $10,000,000 and shall be in an amount which is an integral multiple of $500,000 and (iii) the parties to such assignment shall execute and deliver to the Agent, for recording in the Register, an Assignment and Acceptance, substantially in the form of Exhibit C hereto (the "Assignment and Acceptance"), together with any note or notes subject to such assignment. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five Business Days after the execution thereof, (x) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Bank hereby, and (y) the assigning Bank shall, to the extent provided in such assignment, be released from its obligations under this Agreement.

         By executing and delivering an Assignment and Acceptance, the parties to such assignment thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, the assigning Bank makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto; (ii) the assigning Bank makes no representation or warranty and assumes no responsibility with respect to the financial condition of Dynatech or any of its Subsidiaries or any other Person primarily or secondarily liable in respect of any of the obligations of the Borrowers to the Agent and the Banks hereunder or the performance or observance by Dynatech or any of its Subsidiaries or any other Person primarily or secondarily liable in respect of any of the obligations of the Borrowers or the Guarantors to the Agent and the Banks hereunder or of any of its obligations under this Agreement or any of the other Loan Documents or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 5.11 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the assigning Bank, the Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto; (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Bank; (viii) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; and (ix) such assignee acknowledges that it has made arrangements with the assigning Bank satisfactory to such assignee with respect to its pro rata share of Letter of Credit Fees in respect of outstanding Letters of Credit.

     The Agent shall maintain a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Banks and the Commitment Percentage of, and principal amount of the Loans owing to and Letter of Credit Participations purchased by, the Banks from time to time party to this Agreement (the "Register"). The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrowers, the Agent and the Banks may treat each person whose name is recorded in the Register as a Bank hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers or the Banks at any reasonable time and from time to time upon reasonable prior notice. Upon each such recordation, the assigning Bank agrees to pay to the Agent a registration fee in the sum of $2,500.

         Upon its receipt of an Assignment and Acceptance executed by the parties to such assignment, together with any note or notes subject to such assignment, the Agent shall (i) record the information contained therein in the Register, and (ii) give prompt notice thereof to the Borrowers and the Banks (other than the assigning Bank). At the request of the assignee Bank, the Borrowers, at the expense of the assignee bank, shall execute and deliver to the Agent a new note or notes to the order of such Eligible Assignee(s) in an amount equal to the amount assumed by such Eligible Assignee(s) pursuant to such

Assignment and Acceptance and, if the assigning Bank has retained some portion of its obligations hereunder and holds a note evidencing such obligations, a new note or notes to the order of the assigning Bank in an amount equal to the amount retained by it hereunder. Such new notes shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of the assigned notes, if any, and otherwise shall be in form and substance satisfactory to the applicable Banks and the Borrowers, provided that any new notes issued to the assignor Bank shall also evidence the obligations of the Borrowers to pay any accrued but unpaid interest on the assigned Loans. Within five (5) days of issuance of any new note(s) pursuant to this Section 11.6, the Borrowers, and if requested to do so by the assigning Bank or assignee bank and at the expense of the assignee bank, shall deliver an opinion of their counsel, addressed to the requesting party, relating to the new note(s), in form and substance reasonably satisfactory to the requesting party and the Borrowers. Any note or notes surrendered pursuant to the provisions of this Section 11.6 shall be cancelled and returned to the applicable Borrowers.

Each Bank may sell participations to one or more banks or other financial institutions in all or a portion of such Bank's rights and obligations under this Credit Agreement and the other Loan Documents; provided that (i) each such participation shall be in an amount of not less than $5,000,000, (ii) any such sale or participation shall not affect the rights and duties of the selling Bank hereunder to the Borrower and (iii) the only rights granted to the participant pursuant to such participation arrangements with respect to waivers, amendments or modifications of the Loan Documents shall be the rights to approve waivers, amendments or modifications that would reduce the principal of or the interest rate on any Loans, extend the term or increase the amount of the Commitment of such Bank as it relates to such participant, reduce the amount of any commitment fees or Letter of Credit Fees to which such participant is entitled or extend any regularly scheduled payment date for principal or interest.

         Each of the Borrowers and the Guarantors agrees that in addition to disclosures made in accordance with standard and customary banking practices any Bank may disclose information obtained by such Bank pursuant to this Agreement to assignees or participants and potential assignees or participants hereunder; provided that such assignees or participants or potential assignees or participants shall agree (i) to treat in confidence such information unless such information otherwise becomes public knowledge, (ii) not to disclose such information to a third party, except as required by law or legal process and
(iii) not to make use of such information for purposes of transactions unrelated to such contemplated assignment or participation.

     If any assignee Bank is an Affiliate of any of the Borrowers or the Guarantors, then any such assignee Bank shall have no right to vote as a Bank hereunder or under any of the other Loan Documents for purposes of granting consents or waivers or for purposes of agreeing to amendments or other modifications to any of the Loan Documents or for purposes of making requests to the Agent pursuant to Sections 7 and 9, and the determination of the Majority Banks shall for all purposes of this Agreement and the other Loan Documents be made without regard to such assignee Bank's interest in any of the Loans. If any Bank sells a participating interest in any of the Loans or Reimbursement Obligations to a participant, and such participant is any of the Borrowers or any of the Guarantors, or an Affiliate of any of the Borrowers or any of the Guarantors, then such transferor Bank shall promptly notify the Agent of the sale of such participation. A transferor Bank shall have no right to vote as a Bank hereunder or under any of the other Loan Documents for purposes of granting consents or waivers or for purposes of agreeing to amendments or modifications to any of the Loan Documents or for purposes of making requests to the Agent pursuant to Sections 7 and 9 to the extent that such participation is beneficially owned by any of the Borrowers or any of the Guarantors, or any Affiliate of any of the Borrowers or any of the Guarantors, and the determination of the Majority Banks shall for all purposes of this Agreement and the other Loan Documents be made without regard to the interest of such transferor Bank in the Loans to the extent of such participation.

Any assigning Bank shall retain its rights to be indemnified pursuant to Section
11.13 with respect to any claims or actions arising prior to the date of such assignment. If any assignee Bank is not incorporated under the laws of the United States of America or any state thereof, it shall, prior to the date on which any interest or fees are payable hereunder or under any of the other Loan Documents for its account, deliver to the Borrowers and the Agent certification as to its exemption from deduction or withholding of any United States federal income taxes. Anything contained in this Section 11.6 to the contrary notwithstanding, any Bank may at any time pledge all or any portion of its interest and rights under this Agreement (including all or any portion of its Notes) to any of the twelve Federal Reserve Banks organized under ss.4 of the Federal Reserve Act, 12 U.S.C. ss.341. No such pledge or the enforcement thereof shall release the pledgor Bank from its obligations hereunder or under any of the other Loan Documents.


The Borrowers and the Guarantors shall not assign or transfer any of its rights or obligations under any of the Loan Documents without the prior written consent of each of the Banks.

     11.7. JUDGMENT EXCHANGE RATE. If, for the purpose of obtaining judgment in any court or obtaining an order enforcing a judgment, it becomes necessary to convert any amount due under this Agreement in dollars or an any other currency (hereinafter in this Section 11.7 called the "first currency") into any other currency (hereinafter in this Section 11.7 called the "second currency"), then the conversion shall be made at the Agent's spot rate of exchange for buying the first currency with the second currency prevailing at the Agent's close of business on the Business Day next preceding the day on which the judgment is given or (as the case may be) the order is made. In the event that there is a difference between the rate of exchange on the basis of which the amount of such judgment or order is determined and the rate of exchange prevailing on the date of payment, the Borrowers jointly and severally hereby agree to pay such additional amount as may be necessary to ensure that the amount paid on such date in the second currency is the amount in such second currency which, when converted at the Agent's spot rate of exchange for buying the first currency with the second currency prevailing at the Agent's opening of business on the date of payment, is the amount which was due under this Agreement in the first currency before such judgment was obtained or made. Any amount due from the Borrowers to the Agent under the second sentence of this Section 11.7 will be due as a separate debt of the Borrowers to the Agent and shall not be affected by judgment or order being obtained for any other sum due under or in respect of this Agreement. The covenant contained in this Section 11.7 shall survive the payment in full of all of the other obligations of the Borrowers under this Agreement.

         11.8.  CONSENT TO JURISDICTION.

                  (a) Each of the Borrowers and each of the Guarantors hereby irrevocably submits to the jurisdiction of any Massachusetts State or Federal court sitting in Boston over any action or proceeding arising out of or relating to this Agreement or any note issued by any Borrower, and each of the Borrowers and the Guarantors hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such Massachusetts State or Federal court. Each of the Borrowers and each of the Guarantors hereby appoints Messrs. Goodwin, Procter & Hoar (the "Process Agent"), with an office on the date hereof at Exchange Place, Boston, Massachusetts 02109 United States of America, as its agent to receive on its behalf and its property service of copies of the summons and complaint and any other process which may be served in any such action or proceeding. Such service may be made to any Borrower or any Guarantor by mailing or delivering a copy of such process to such Borrower or such Guarantor in care of the Process Agent, Attention: Edward T. O'Dell, Jr., P.C., at the Process Agent's above address, and such Borrower or such Guarantor hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. As an alternative method of service, each of the Borrowers and each of the Guarantors also irrevocably consents to the service of any and all process in any such action or proceeding by the hand delivery or mailing of copies of such process to such Borrower or such Guarantor at its address specified in Section 11.2. Each of the Borrowers and the Guarantors agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

         (b) Any Borrower or any Guarantor may change its Process Agent hereunder by substituting and appointing as its Process Agent another Person approved by the Banks, such substitution and appointment to be made pursuant to such a written instrument executed by such Borrower or such Guarantor and such Person in form and substance approved by the Banks, which approvals will not be unreasonably withheld; provided, however, that each Borrower and each Guarantor shall at all times have appointed a Process Agent hereunder or purposes of this
Section 11.8.

         (c) Nothing in this Section 11.8 shall affect the right of any bank to serve legal process in any other manner permitted by law or affect the right of any Bank to bring any action of proceeding against any Borrower or any Guarantor or its property in the courts of any other jurisdictions.

         11.9. NO MARSHALLING. No Bank shall be required to marshall any present or future claims, rights, or remedies which it has or may have against the Borrowers or the Guarantors or any of them in respect of the obligations (or any of them) of the Borrowers or the Guarantors or any of them under this Agreement, or to resort to such claims, rights, or remedies in any particular order. To the extent that it lawfully may, each Borrower and each Guarantor hereby agrees that it will not invoke any law which might cause delay in or impede the enforcement of the rights of any Bank under this Agreement, and to the fullest extent it lawfully may, each Borrower and each Guarantor hereby irrevocably waives the benefits of all such laws.

         11.10. LIABILITIES OF BORROWERS AND GUARANTORS NOT AFFECTED. The liability of each Borrower and each Guarantor to the Banks under this Agreement shall in no way be terminated, affected, diminished or impaired by reason of (a) the assertion of, or the failure by any Bank to asset against any other Borrower or any other Guarantor any of the claims, rights or remedies reserved to any Bank pursuant to the terms of this Agreement or (b) any assignment, renewal or extension of this Agreement in honoring a request therefor by another Borrower or another Guarantor, or (c) any indulgence, waiver, extension of time or other action, inaction or omission by any Bank under or in respect of this agreement in favor of any other Borrower or any other Guarantor, or (d) any dealings or transactions or matters occurring between any Bank and any other Borrower or any other Guarantor or (e) any bankruptcy, insolvency, reorganization, arrangement, assignment for the benefit of creditors, receivership or trusteeship affecting any other Borrower or Guarantor or its successors or assigns, or (f) the release of any other Borrower or Guarantor from the performance of observance of any of the terms, conditions or provisions of this Agreement or (g) any act or matter which might, but for this provision of this Agreement, be deemed a legal or equitable discharge of any other Borrower or Guarantor, or (h) the invalidity, irregularity or unenforceability against any other Borrower or any other Guarantor of this Agreement or (i) any other matter, whether or not specifically mentioned herein, other than full, prompt and unconditional payment and performance when due of all of the joint and several obligations of the Borrowers and of the Guarantors to the Banks under this Agreement; whether or not notice of any of the foregoing is given to any of the Borrowers or the Guarantors. Each Borrower and Guarantor hereby expressly waives and surrenders any defense to its joint and several obligations hereunder based upon any of the foregoing acts, omissions, things, agreements or waivers.

     11.11. GOVERNING LAW. This Agreement shall be governed by the internal substantive laws of the Commonwealth of Massachusetts without reference to conflicts of law rules and is intended to take effect as a sealed instrument.

         11.12. COUNTERPARTS. This Agreement may be executed in one or more counterparts each of which shall constitute an original but which taken together shall constitute but one agreement. In proving this Agreement it shall not be necessary to produce or account for more than one such counterpart.

     11.13. INDEMNIFICATION. The Borrowers and the Guarantors jointly and severally agree to indemnify and hold harmless the Agent and the Banks from and against any and all claims, actions and suits whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of this Agreement or any of the other Loan Documents or the transactions contemplated hereby including, without limitation, (a) any actual or proposed use by the Borrowers or any of their Subsidiaries of the proceeds of any of the Loans or Letters of Credit, (b) the Borrowers, the Guarantors or any of their Subsidiaries entering into or performing this Agreement or any of the other Loan Documents or (c) with respect to the Borrowers, the Guarantors and their Subsidiaries and their respective properties and assets, the violation of any Environmental Law, the presence, disposal, escape, seepage, leakage, spillage, discharge, emission, release or threatened release of any hazardous substances or any action, suit, proceeding or investigation brought or threatened with respect to any hazardous substances (including, but not limited to, claims with respect to wrongful death, personal injury or damage to property), in each case including, without limitation, the reasonable fees and disbursements of counsel and allocated costs of internal counsel incurred in connection with any such investigation, litigation or other proceeding, unless such claims, actions or suits are the sole result of the gross negligence or willful misconduct of the party seeking such indemnification. In litigation, or the preparation therefor, the Banks and the Agent shall be entitled to select their own counsel and, in addition to the foregoing indemnity, the Borrowers and Guarantors jointly and severally agree to pay promptly the reasonable fees and expenses of such counsel. If, and to the extent that the obligations of the Borrowers or any of the Guarantors under this
Section 11.13 are unenforceable for any reason, the Borrowers and the Guarantors jointly and severally hereby agree to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law. The covenants contained in this Section 11.13 shall survive payment or satisfaction in full of all other obligations of the Borrowers and the Guarantors under this Credit Agreement.

         11.14. TRANSITIONAL ARRANGEMENTS. This Agreement shall on the Closing Date supersede the Original Credit Agreement in its entirety, except as provided in this Section 11.14. On the Closing Date, the rights and obligations of the parties evidenced by the Original Credit Agreement shall be evidenced by the Agreement and other Loan Documents, the "Advances" and "Loans" as defined in the Original Credit Agreement shall be "Advances" and "Loans" as defined herein, and all outstanding bankers acceptances issued by any Bank for the account of the Borrowers prior to the Closing Date shall, for the purposes of this Credit Agreement, be Bankers Acceptances.

         As soon as reasonably practicable after its receipt of its Note hereunder on the Closing Date, the Banks will promptly return to the Borrowers, marked "Substituted" or "Cancelled", as the case may be, any notes of the Borrowers held by the Banks pursuant to the Original Credit Agreement.

         All interest and fees and expenses, if any, owing or accruing under or in respect of the Original Credit Agreement through the Closing Date shall be calculated as of the Closing Date (prorated in the case of any fractional periods), and shall be paid in accordance with the method, and on the dates, specified in the Original Credit Agreement, as if the Original Credit Agreement were still in effect. Commencing on the Closing Date, the commitment fees shall be payable by the Borrowers to the Agent for the account of the Banks in accordance with this Agreement.

         SECTION 12.  GUARANTY.

     12.1. GUARANTY OF PAYMENT AND PERFORMANCE. Each of the Guarantors hereby jointly and severally guarantees to the Banks and the Agent the full and punctual payment when due (whether at stated maturity, by required pre-payment, by acceleration or otherwise), as well as the performance, of all of the Obligations including all such which would become due but for the operation of the automatic stay pursuant to ss.362(a) of the Federal Bankruptcy Code and the operation of ss.ss.502(b) and 506(b) of the Federal Bankruptcy Code. This guaranty is an absolute, unconditional and continuing guaranty of the full and punctual payment and performance of all of the Obligations and not of their collectibility only and is in no way conditioned upon any requirement that the Agent or any Bank first attempt to collect any of the Obligations from any of the Borrowers or resort to any collateral security or other means of obtaining payment. Should any of the Borrowers default in the payment or performance of any of the Obligations, the obligations of each of the Guarantors hereunder with respect to such Obligations in default shall, upon demand by the Agent, become immediately due and payable to the Agent, for the benefit of the Banks and the Agent, without demand or notice of any nature, all of which are expressly waived by each of the Guarantors. Payments by any of the Guarantors hereunder may be required by the Agent on any number of occasions. All payments by the Guarantors hereunder shall be made to the Agent, in the manner and at the place of payment specified in this Agreement, for the account of the Banks and the Agent.

         12.2. GUARANTORS' AGREEMENT TO PAY ENFORCEMENT COSTS, ETC. Each of the Guarantors further agrees, as the principal obligor and not as a guarantor only, to pay to the Agent, on demand, all costs and expenses (including court costs and legal expenses) incurred or expended by the Agent or any Bank in connection with the Obligations, this guaranty and the enforcement thereof, together with interest on amounts recoverable under this Section 12.2 from the time when such amounts become due until payment, whether before or after judgment, at the rate of interest for overdue principal set forth in the Credit Agreement, provided that if such interest exceeds the maximum amount permitted to be paid under applicable law, then such interest shall be reduced to such maximum permitted amount.

         12.3. WAIVERS BY GUARANTORS; BANK'S FREEDOM TO ACT. Each of the Guarantors agrees that the Obligations will be paid and performed strictly in accordance with their respective terms, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agent or any Bank with respect thereto. Each of the
Guarantors waives promptness, diligences, presentment, demand, protest, notice of acceptance, notice of any Obligations incurred and all other notices of any kind, all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of the Borrowers or any other entity or other person primarily or secondarily liable with respect to any of the Obligations, and all suretyship defenses generally. Without limiting the generality of the foregoing, each of the Guarantors agrees to the provisions of any instrument evidencing, securing or otherwise executed in connection with any Obligation and agrees that the obligations of such Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (a) the failure of the Agent or any Bank to assert any claim or demand or to enforce any right or remedy against any of the Borrowers or any other entity or other person primarily or secondarily liable with respect to any of the Obligations; (b) any extensions, compromise, refinancing, consolidation or renewals of any Obligation; (c) any change in the time, place or manner of payment of any of the Obligations or any rescissions, waivers, compromise, refinancing, consolidation or other amendments or modifications of any of the terms or provisions of the Credit Agreement, the Note, the other Loan Documents or any other agreement evidencing, securing or otherwise executed in connection with any of the Obligations, (d) the addition, substitution or release of any entity or other person primarily or secondarily liable for any Obligation; (e) the adequacy of any rights which the Agent or any Bank may have against any collateral security or other means of obtaining repayment of any of the Obligations; (f) the impairment of any collateral securing any of the Obligations, including without limitation the failure to perfect or preserve any rights which the Agent or any Bank might have in such collateral security or the substitution, exchange, surrender, release, loss or destruction of any such collateral security; or (gi) any other act or omission which might in any manner or to any extent vary the risk of such Guarantor or otherwise operate as a release or discharge of such Guarantor, all of which may be done without notice to such Guarantor. To the fullest extent permitted by law, each of the Guarantors hereby expressly waives any and all rights or defenses arising by reason of (i) any "one action" or "anti-deficiency" law which would otherwise prevent the Agent or any Bank from bringing any action, including any claim for a deficiency, or exercising any other right or remedy (including any right of set-off), against such Guarantor before or after the Agent's or such Bank's commencement or completion of any foreclosure action, whether judicially, by exercise of power of sale or otherwise, or (ii) any other law which in any other way would otherwise require any election of remedies by the Agent or any Bank.

         12.4. UNENFORCEABILITY OF OBLIGATIONS AGAINST BORROWERS. If for any reason any of the Borrowers has no legal existence or is under no legal obligation to discharge any of the Obligations, or if any of the Obligations have become irrecoverable from any of the Borrowers by reason of such Borrower's insolvency, bankruptcy or reorganization or by other operation of law or for any other reason, this guaranty shall nevertheless be binding on each of the Guarantors to the same extent as if such Guarantor at all times had been the principal obligor on all such Obligations. In the event that acceleration of the time for payment of any of the Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Borrowers, or for any other reason, all such amounts otherwise subject to acceleration under the terms of the Credit Agreement, the Note, the other Loan Documents or any other agreement evidencing, securing or otherwise executed in connection with any Obligation shall be immediately due and payable by each of the Guarantors.

         12.5. SUBROGATION; SUBORDINATION. (a) Until the final payment and performance in full of all of the Obligations, each of the Guarantors shall not exercise and hereby waives any rights against the Borrowers arising as a result of payment by such Guarantor hereunder, by way of subrogation, reimbursement, restitution, contribution or otherwise, and will not prove any claim in competition with the Agent or any Bank in respect of any payment hereunder in any bankruptcy, insolvency or reorganization case or proceedings of any nature; such Guarantor will not claim any setoff, recoupment or counterclaim against the Borrowers in respect of any liability of such Guarantor to the Borrowers; and such Guarantor waives any benefit of and any right to participate in any collateral security which may be held by the Agent or any Bank; and (b) the payment of any amounts due with respect to any indebtedness of the Borrowers for money borrowed or credit received now or hereafter owed to any of the Guarantors is hereby subordinated to the prior payment in full of all of the Obligations. Each of the Guarantor agrees that, after the occurrence of any default in the payment or performance of any of the Obligations, such Guarantor will not demand, sue for or otherwise attempt to collect any such indebtedness of the Company to such Guarantor until all of the Obligations shall have been paid in full. If, notwithstanding the foregoing sentence, such Guarantor shall collect, enforce or receive any amounts in respect of such indebtedness while any Obligations are still outstanding, such amounts shall be collected, enforced and received by such Guarantor as trustee for the Banks and the Agent and be paid over to the Agent, for the benefit of the Banks and the Agent, on account of the Obligations without affecting in any manner the liability of such Guarantor under the other provisions of this guaranty. The provisions of this Section 12.5 shall be supplemental to and not in derogation of any rights and remedies of the Banks and the Agent under any separate subordination agreement which the Agent may at any time and from time to time enter into with any of the Guarantors for the benefit of the Banks and the Agent.

         12.6. SECURITY; SETOFF. Each of such Guarantors grants to each of the Agent and the Banks, as security for the full and punctual payment and performance of all of such Guarantor's obligations hereunder, a continuing lien on and security interest in all securities or other property belonging to such Guarantor now or hereafter held by the Agent or such Bank and in all deposits (general or special, time or demand, provisional or final) and other sums credited by or due from the Agent or such Bank to such Guarantor or subject to withdrawal by such Guarantor. Upon the occurrence and during the continuance of any Event of Default, each Bank is hereby authorized at any time and from time to time, without notice (any such notice being expressly waived hereby) and to the fullest extent permitted by law and without regard to any collateral or other source of payment whatsoever, to set off and apply any and all deposits (general or specific, time or demand, provisional or final, regardless of currency, maturity, or the branch of the Bank where the deposits are held) at any time held or other sums credited by or due from any of the Banks to any of the Guarantors against any and all Obligations of the Borrowers and the Guarantors to the Banks. Each of the Banks agrees with the other Banks that (a) if an amount to be set off is to be applied to Indebtedness of any Borrower or Guarantor to a Bank, other than Indebtedness evidenced by the then Outstanding Loans or Reimbursement Obligations held by all of the Banks, such amount shall be applied ratably to such other Indebtedness and to the Indebtedness evidenced by all Outstanding Loans or Reimbursement Obligations of such Bank, and (b) if a Bank shall receive from any Borrower or Guarantor whether by voluntary payment, exercise of the right of set-off, counterclaim, cross action, enforcement of the claim related to Loans by a Bank by proceedings against such Borrower or such Guarantor at law or in equity or by proof thereof in bankruptcy, reorganization, liquidation, receivership or similar proceedings, or otherwise, any payment so received shall be shared so as to give effect to the provisions of Section 9.1 and, thereafter, in the manner contemplated by Section 2.17.

         12.7 FURTHER ASSURANCES. Each of such Guarantors agrees that it will from time to time, at the request of the Agent, do all such things and execute all such documents as the Agent may consider necessary or desirable to give full effect to this guaranty and to perfect and preserve the rights and powers of the Banks and the Agent hereunder. Each of the Guarantors acknowledges and confirms that such Guarantor itself has established its own adequate means of obtaining from the Borrowers on a continuing basis all information desired by such Guarantor concerning the financial condition of the Borrowers and that such Guarantor will look to the Borrowers and not to the Agent or any Bank in order for such Guarantor to keep adequately informed of changes in the Borrowers' financial condition.

         12.8 TERMINATION; REINSTATEMENT. This guaranty shall remain in full force and effect until the Agent is given written notice of the Guarantors' intention to discontinue this Guaranty, notwithstanding any intermediate or temporary payment or settlement of the whole or any part of the Obligations. No such notice shall be effective unless received and acknowledged by an officer of the Agent at the address of the Agent for notices set forth in Section 8 of the Credit Agreement. No such notice shall affect any rights of the Agent or any Bank hereunder, including without limitation the rights set forth in ss.ss.4 and 6, with respect to any Obligations incurred or accrued prior to the receipt of such notice or any Obligations incurred or accrued pursuant to any contract or commitment in existence prior to such receipt. This Guaranty shall continue to be effective or be reinstated, notwithstanding any such notice, if at any time any payment made or value received with respect to any Obligation is rescinded or must otherwise be returned by the Agent or any Bank upon the insolvency, bankruptcy or reorganization of the Borrowers, or otherwise, all as though such payment had not been made or value received.

         IN WITNESS WHEREOF, this Agreement has been executed by or on behalf of the parties hereto on the day first above written.

Borrowers:                              DYNATECH CORPORATION
                                        DYNATECH USA, INC.
                                        DYNATECH VIDEO GROUP, INC.
                                        INDUSTRIAL COMPUTER SOURCE
                                        TELECOMMUNICATIONS
                                           TECHNIQUES CORP.



                                        By:____________________________________
                                        Title:


Guarantors:                             ASINC, INCORPORATED
                                        COMCOTEC, INC.
                                        COMPUTERIZED MEDICAL
                                           SYSTEMS, INC.
                                        DATAVIEWS CORPORATION
                                        DaVINCI SYSTEMS, INC.
                                        DIGITAL TECHNOLOGY, INC.
                                        DYNATECH COMMUNICATIONS, INC.
                                        DYNATECH LABORATORIES, INC.
                                        DYNATECH LEASING CORPORATION
                                        DYNATECH NEVADA, INC.
                                        DYNATECH NEWSTAR, INC.
                                        DYNATECH PRECISION SAMPLING
                                           CORPORATION
                                        DYNATECH TACTICAL
                                           COMMUNICATIONS, INC.
                                        PARALLAX GRAPHICS, INC.
                                        TRONTECH, INC.
                                        UNEX CORPORATION



                                        By:_________________________________
                                        Title:


                                         THE FIRST NATIONAL BANK OF
                                           BOSTON, individually and as Agent


                                         By:_________________________________
                                         Title:

                                         ABN AMRO BANK N.V., BOSTON
                                            BRANCH


                                         By:_________________________________
                                         Title:

                                         By:_________________________________
                                         Title:



                                         MELLON BANK, N.A.



                                         By:_________________________________
                                         Title:

                                      -1-
                                                                      EXHIBIT A


                           DESIGNATED FUNDING SOURCES

The First National Bank of Boston:

100 Federal Street
Boston, Massachusetts  02110


ABN AMRO Bank N.V. Boston Branch:

One Post Office Square
Boston, Massachusetts  02109


Mellon Bank, N.A.

One Boston Place
Boston, Massachusetts  02108